Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 17, 2008

by and among

EQUITY ONE, INC.,

as Borrower

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6,

as Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Sole Lead Arranger

and

SUNTRUST BANK
as Syndication Agent

and

BANK OF AMERICA, N.A. AND PNC BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

TABLE OF CONTENTS

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SCHEDULE 1.1(A)	Pro Rata Shares of Lenders and Outstanding Balances as of Effective Date
SCHEDULE 1.1(B)	List of Loan Parties
SCHEDULE 1.1(C)	List of Persons Excluded from Definition of “Unconsolidated Affiliate”
SCHEDULE 4.1	Initial Pool Assets
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(f)	List of Properties and Marketable Securities
SCHEDULE 7.1(g)	Existing Indebtedness
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation
SCHEDULE 7.1(x)	List of Properties owned by non-Borrower or Guarantor parties
SCHEDULE 10.8	Certain Transactions with Affiliates
SCHEDULE 11.1(d)	Indebtedness in known non-monetary default

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Pool Certificate
EXHIBIT C	Form of Guaranty
EXHIBIT D-1	Form of Notice of Borrowing
EXHIBIT D-2	Form of Notice of Swingline Borrowing
EXHIBIT E	Form of Notice of Continuation
EXHIBIT F	Form of Notice of Conversion
EXHIBIT G-1	Form of Revolving Note
EXHIBIT G-2	Form of Swingline Note
EXHIBIT G-3	Form of Bid Rate Note
EXHIBIT H	Form of Opinion of Counsel
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Form of Designation Agreement
EXHIBIT K-1	Form of Bid Rate Quote Request
EXHIBIT K-2	Form of Bid Rate Quote
EXHIBIT K-3	Form of Bid Rate Quote Acceptance
EXHIBIT L	Form of Solvency Certificate
EXHIBIT M	Form of Transfer Authorizer Designation

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) dated as of October 17, 2008 by and among EQUITY ONE, INC., a corporation organized under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their assignees under Section 13.6(d) (the “Lenders”), SUNTRUST BANK, as Syndication Agent, BANK OF AMERICA, N.A. and PNC BANK, NATIONAL ASSOCIATION as Co-Documentation Agents, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as contractual representative of the Lenders to the extent and in the manner provided in Article XII (in such capacity, the “Administrative Agent”) and as Sole Lead Arranger.

WHEREAS, Borrower, certain Lenders and Administrative Agent previously entered into an Amended and Restated Credit Agreement dated as of January 17, 2006, as amended by Amendment No. 1 to Credit Agreement dated as of March 22, 2007 and Amendment No. 2 to Credit Agreement dated as of August 31, 2007 (as amended, the “Prior Credit Agreement”), under which Lenders made available to Borrower, on an unsecured basis, a $227,000,000 revolving credit facility, which included a $20,000,000 letter of credit subfacility, a $35,000,000 swingline subfacility and a competitive bid subfacility of fifty percent (50%) of the then existing Commitments under the Loan;

AND WHEREAS, the parties now desire to fully amended and restate the Prior Credit Agreement to change the Lenders to the Agreement and to make certain other changes and modifications, all on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I           DEFINITIONS

Section 1.1             Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.4(c)(ii).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.4(b).

“Absolute Rate Loan” means a Bid Rate Loan, in which the interest rate is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.

“Adjusted Cap Rate” means, as of any date of determination, the average capitalization rate, rounded to the nearest one-quarter of one percent and weighted for sale amounts, during the preceding twelve months for all U.S. transactions of “strip retail properties” as published by the Real Capital Analytics, or, if such average capitalization rate is not being published by the Real Capital Analytics, as published by a replacement service acceptable to Administrative Agent in its reasonable discretion; provided, however, such rate shall not be less than 7.75% nor greater than 8.5%.

“Affiliate” means, with respect to any Person, a Person (other than the Administrative Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, such Person; (b) directly or indirectly owning or holding ten percent (10%) or more of any Equity Interest in such Person; or (c) ten percent (10%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.  The Affiliates of a Person shall include any officer or director of such Person.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Administrative Agent” means Wells Fargo Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors in such capacity.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” shall mean the respective percentage rates set forth below corresponding to the Credit Ratings of the Borrower prevailing as of the date of rate determination as assigned by the applicable Rating Agencies:

Level	Credit Rating (from S&P and one other Rating Agency)	Applicable Margin for LIBOR Loans
1	A-/A3 or equivalent or higher	1.00%
2	BBB+/Baa1 or equivalent	1.10%
3	BBB/Baa2 or equivalent	1.225%
4	BBB-/Baa3 or equivalent	1.40%
5	Less than BBB-/Baa3 or equivalent or no rating from S&P and one other Rating Agency	1.70%

During any period that the Borrower receives two Credit Ratings, if the Rating Agencies assign Credit Ratings which correspond to different Levels in the above table resulting in different Applicable Margin determinations, the Applicable Margin will be determined based on the Level corresponding to the higher of the two Credit Ratings.  During any period that the Borrower receives more than two Credit Ratings and none of such Credit Ratings is equivalent, the Applicable Margin shall equal the average of the Applicable Margins corresponding to the two more favorable of such Credit Ratings.  Borrower shall provide to Administrative Agent notice of each anticipated or actual change in a Credit Rating within three (3) Business Days of Borrower’s knowledge thereof.  Each change in the Applicable Margin resulting from a change in a Credit Rating of the Borrower shall take effect on the first calendar day of the month following the month in which such Credit Rating is publicly announced by the relevant Rating Agency.  As of the Agreement Date, the Applicable Margin for LIBOR Loans equals one and four-tenths of one percent (1.4%).

“Asset Value” means:

(a)            with respect to any Subsidiary at a given time, the sum of (i) EBITDA of such Subsidiary at such time for the fiscal quarter most recently ended multiplied by four (4) and divided by the Initial Cap Rate or, from and after the Initial Termination Date, the Adjusted Cap Rate, plus (ii) the book value of all CIP of such Subsidiary as of the end of the Borrower’s fiscal quarter most recently ended; and

(b)            with respect to any Unconsolidated Affiliate at a given time the sum of (i) with respect to any of such Unconsolidated Affiliate’s Properties, the Borrower’s Ownership Share of EBITDA of such Unconsolidated Affiliate attributable to such Properties for the fiscal quarter most recently ended multiplied by four (4) and divided by the Initial Cap Rate or, from and after the Initial Termination Date, the Adjusted Cap Rate, plus (ii) with respect to any of such Unconsolidated Affiliate’s CIP, the Borrower’s Ownership Share of the book value of such CIP as of the end of the Borrower’s fiscal quarter most recently ended.

“Assignee” has the meaning given that term in Section 13.6(c).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Base Rate” means the greater of (a) the Federal Funds Rate plus one-half of one percent (0.5%) or (b) the Prime Rate.  Each change in the Base Rate shall become effective without prior notice to the Borrower or the Lenders automatically as of the opening of business on the date of such change in the Base Rate.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Bid Rate Borrowing” has the meaning given that term in Section 2.4(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.4(a).

“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit G-3, payable to the order of a Lender as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.4(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.4(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Tampa, Florida or San Francisco, California are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capitalized Lease Obligation” means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

“CIP” means construction-in-progress, together with any related Land held for development, all as determined in accordance with GAAP.

“Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1, and to issue (in the case of the Administrative Agent) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.2(a) and 2.2(i) respectively, and to make (in the case of the Administrative Agent) or participate in (in the case of other Lenders) Swingline Loans pursuant to Section 2.3(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1(A) attached hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement, or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Contingent Obligation” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other payment obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.  Contingent Obligations shall include (i) any Guaranty of the Indebtedness of another (other than of such Person for liabilities arising from reasonable and customary exceptions to Nonrecourse Indebtedness, such as for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Nonrecourse Indebtedness, post-default interest, attorney’s fees and other costs of collection to the extent not covered by the value of the property constituting security for such Nonrecourse Indebtedness and other similar exceptions to recourse liability, none of which liabilities shall be deemed to be Contingent Obligations), (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the Indebtedness of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of the Borrower.

“Daily LIBOR Rate” means, for purposes of calculating effective rates of interest for any Daily Rate Loan, the rate of interest for a period of one day, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by (a) dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%), quoted by the Administrative Agent from time to time as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time by (ii) a percentage equal to 1 minus the Reserve Percentage, plus (b) three percent (3.00%).  Each determination of Daily LIBOR by the Lender then acting as Administrative Agent shall, in the absence of demonstrable error, be conclusive and binding (Administrative Agent’s source of such quote shall be available to Borrower upon request).

“Daily Rate Loan” means a Loan bearing interest at the Daily LIBOR Rate.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” has the meaning set forth in Section 3.11.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).

“Designated Lender” means any Person which would qualify as an Eligible Assignee or a special purpose entity which is an affiliate of, or sponsored by, a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the direct or indirect parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof or is a foreign banking institution authorized to do business in the United States through a domestic branch or subsidiary, (b) shall have become a party to this Agreement pursuant to Section 13.6(d) and (c) is not otherwise a Lender, together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender” shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and the Commitments and shall further exclude each Designated Lender for all other purposes hereunder except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 13.6(d), have the rights (including the rights given to a Lender contained in Sections 13.2 and 13.10) and obligations of a Lender associated with holding such Bid Rate Loan.

“Designated Lender Note” means a Bid Rate Note of the Borrower evidencing the obligation of the Borrower to repay Bid Rate Loans made by a Designated Lender.

“Designating Lender” has the meaning given that term in Section 13.6(d).

“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit J or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Development Property” means a Property currently under development that has not achieved a Leasing Rate of eighty percent (80%) or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed.  The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition or real property being developed by third parties with related indebtedness that the Borrower, any Subsidiary or any Unconsolidated Affiliate has guaranteed or as to which any such Person is otherwise obligated.  A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been substantially completed for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved a Leasing Rate of at least eighty percent (80%).

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any period and without duplication, the sum of (a) net earnings (loss) of such Person (before minority interests and preferred distributions) for such period (excluding equity in net earnings or net loss of Unconsolidated Affiliates) excluding the following amounts (but only to the extent included in determining net earnings (loss) for such period): (i) depreciation and amortization expense and other non-cash charges of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person in respect of such period; (iv) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets (except gains and losses from sales of outparcels developed for sale), write-offs and forgiveness of debt; and (v) revenue from dividends paid from Marketable Securities, including without limitation any interest and dividend revenue received from Affiliates listed on Schedule 1.1(C); plus (b) such Person's Ownership Share of EBITDA (calculated as referred to in the foregoing clause (a)) of each Unconsolidated Affiliate; plus (c) revenue from interest and dividends paid from Marketable Securities, including without limitation any interest and dividend revenue received from Affiliates listed on Schedule 1.1(C), provided, however, that any such revenue which is paid on other than a quarterly basis shall be, for purposes of calculating EBITDA, allocated (as applicable) over a four-quarter period as if such revenue were paid quarterly.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived in writing by the Administrative Agent.

“Eligible Assignee” means any Person that is:  (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000 ; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch, agency or international banking facility located in the United States of America.  If such Person is not currently a Lender, such Person’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another Rating Agency.

“Eligible Cash” means all unencumbered cash and cash equivalents (excluding cash and cash equivalents the disposition of which is restricted) held in a United States account wholly owned by Borrower or a Guarantor.

“Eligible Encumbered Property” means Property (other than CIP or Eligible Ground Leases) that secures Indebtedness with a ratio of the unpaid balance of said Indebtedness to the Pool Value of said Property that is less than or equal to forty percent (40%) (such calculation to be made upon initial inclusion of the Property in the Pool and on the last day of each calendar quarter thereafter for so long as the Property is to be included in the Pool).

“Eligible Ground Leases” means a ground lease of real property in which Borrower or a Wholly Owned Subsidiary is ground lessee and which meets all of the following requirements:

(a)            Such lease has a remaining term (including renewal options exercisable at lessee’s sole option) of not less than twenty-five (25) years, and

(b)            Administrative Agent has determined, in its reasonable discretion, that the ground lease is financeable in that it provides or allows for (either in the ground lease or in a current valid estoppel letter executed by the ground lessor), without further consent from the ground lessor, (i) notice and right to cure to ground lessee’s mortgage lender, (ii) a pledge and mortgage of the leasehold interest, and (iii) recognition of a foreclosure of the leasehold interest (including no prohibition on entering into a new lease between ground lessor and the acquirer at a foreclosure sale by ground lessee’s mortgage lender).

“Eligible Pool Asset” means a Property (whether an Eligible Encumbered Property, Eligible Ground Lease, CIP or otherwise), Marketable Security or Eligible Cash which satisfies at all times, from and after its inclusion as a Pool Asset in accordance with Section 4.1 and until such asset is removed from the Pool in accordance with Section 4.2 or Section 4.3, all of the following requirements as certified by Borrower to Administrative Agent at such time as the Eligible Pool Asset is added to the Pool and from time to time thereafter in accordance with the provisions of this Agreement:

(a)            if such Eligible Pool Asset is Property, such Eligible Pool Asset is owned in fee simple (or pursuant to an approved leasehold interest, in the case of Eligible Ground Leases) by the Borrower or a Wholly Owned Subsidiary;

(b)            if such Eligible Pool Asset is a Marketable Security, such Marketable Security shall consist of either (i) common or preferred shares of companies domiciled in the United States (i.e., no ADR’s), and listed on the NYSE, NASDAQ or other recognized United States exchange and quoted on at least a daily basis on such exchange, (ii) common shares in DIM Vastgoed N.V., so long as they are traded on NYSE Euronext or a comparable recognized exchange, or (iii) debt securities rated BBB- / Baa3 or better and issued by companies domiciled in the United States;

(c)            other than with respect to Eligible Encumbered Property, regardless of whether such Eligible Pool Asset is owned by the Borrower or a Wholly Owned Subsidiary, the Borrower has the right directly, or indirectly through a Wholly Owned Subsidiary, to take the following actions without the need to obtain the consent of any Person:  (i) to create a Lien on such Eligible Pool Asset as security for Indebtedness of the Borrower or such Wholly Owned Subsidiary, as applicable and (ii) to sell, transfer or otherwise dispose of such Eligible Pool Asset, provided, however, that, with respect to not greater than fifty percent (50%) of the Eligible Pool Assets, the foregoing limitation shall not apply to Properties subject to binding, fully executed purchase contracts, not in default, which have, unless otherwise approved by Requisite Lenders, a scheduled closing date under such contracts not greater than one-hundred eighty (180) days following the execution date thereof;

(d)            other than with respect to Eligible Encumbered Property, neither such Eligible Pool Asset, nor if such Eligible Pool Asset is owned by a Wholly Owned Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Wholly Owned Subsidiary, is subject to any Lien other than Permitted Liens;

(e)            such Eligible Pool Asset (to the extent a Property) is free of all structural defects, title defects, environmental conditions or other adverse matters except for Permitted Liens and defects, conditions or matters individually or collectively which are not material to the profitable operation of such Eligible Pool Asset;

(f)             to the extent such Eligible Pool Asset is a Property, Borrower has obtained an environmental study from a third party consultant that indicates the property has no material recognized environmental condition which, in Borrower’s reasonable discretion, impedes its intended use or materially impacts its salability or financing potential; and

(g)            if such Eligible Pool Asset is owned by a Wholly Owned Subsidiary, such Wholly Owned Subsidiary has already or will become a Guarantor hereunder prior to such Eligible Pool Asset being treated as an Eligible Pool Asset (to the extent required by the provisions of Section 8.14 below).

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.  Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at up to $1,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated September 9, 2008 between the Administrative Agent and the Borrower with respect to certain fees payable by the Borrower to and for the benefit of Administrative Agent in connection with this Agreement.

“Fees” means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrower to the Administrative Agent or any other Lender hereunder or under any other Loan Document.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness) including a proportionate share of same for all Unconsolidated Affiliates, plus (c) the aggregate of all dividends paid or accrued by such Person on any Preferred Stock during such period including a proportionate share of same for all Unconsolidated Affiliates, plus (d) the Reserve for Replacements for all Property owned by such Person as of the end of such period.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, and which have been consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Asset Value” means, at a given time, the sum (without duplication) of:

(a)            Operating Property Value at such time, plus

(b)            all cash and cash equivalents (excluding cash and cash equivalents the disposition of which is restricted) of the Borrower and its Subsidiaries at such time; plus

(c)            Borrower’s and its Subsidiaries’ respective Ownership Shares of all cash and cash equivalents (excluding cash and cash equivalents the disposition of which is restricted) of each Unconsolidated Affiliate at such time, plus

(d)            the current book value of all CIP, plus

(e)            the Borrower’s and its Subsidiaries’ respective Ownership Shares of the current book values of all CIP of each Unconsolidated Affiliate, plus

(f)             the purchase price paid by the Borrower or any Subsidiary (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment (i.e., the net effective purchase price, after taking into account any net credits to the stated purchase price), held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by the Borrower or such Subsidiary during the immediately preceding two fiscal quarters of the Borrower, plus

(g)            the Borrower’s and its Subsidiaries’ respective Ownership Shares of the purchase price paid by any Unconsolidated Affiliate (less any amounts paid to such Unconsolidated Affiliate as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by such Unconsolidated Affiliate during the immediately preceding two fiscal quarters of the Borrower, plus

(h)            the contractual purchase price of Properties of the Borrower and its Subsidiaries and Borrower’s and its Subsidiaries’ Ownership Share of the contractual purchase price of Properties of the Borrower’s Unconsolidated Affiliates, subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Liabilities, plus

(i)             the current book value of Land held for development (including Borrower’s and its Subsidiaries’ Ownership Share of Land held for development by Borrower’s Unconsolidated Affiliates, but not including Land included in subsection (d) or (e) above), plus

(j)             the current book value (including Borrower’s and its Subsidiaries’ Ownership Share with respect to Borrower’s Unconsolidated Affiliates) of accounts receivable (deemed collectable in the ordinary course of business and less than ninety (90) days outstanding) and notes receivable (deemed to be collectable) net of collection reserves, plus

(k)            the current market value of Marketable Securities owned by Borrower and its Subsidiaries; provided, however, that if more than five percent (5%) of the Gross Asset Value is attributable to Marketable Securities, then the value of such Marketable Securities in excess of five percent (5%) of Gross Asset Value shall be limited solely to the market value of common or preferred shares of companies domiciled in the United States (i.e., no ADR’s), and listed on the NYSE, NASDAQ or other recognized United States exchange and quoted on at least a daily basis on such exchange, unless such Marketable Securities are debt securities, in which case such securities shall be valued at the lesser of (i) the cost or (ii) the market value of such securities, which debt securities in any event must be rated BBB- / Baa3 or better and issued by companies domiciled in the United States.

In limitation of the foregoing, (i) no more than five percent (5%) of the Gross Asset Value may be attributable to the current book value of land held for development (not including book value of such land included in CIP), (ii) no more then five percent (5%) of the Gross Asset Value may be attributable to the book value of current portions of accounts receivable and notes receivable net of collection reserves, (iii) no more than ten percent (10%) of the Gross Asset Value may be attributable to Marketable Securities, and (iv) no more than ten percent (10%) of the Gross Asset Value may be attributable to Persons excluded from the definition of “Unconsolidated Affiliate” by operation of the proviso therein.  Without limiting Borrower’s continuing obligations under Sections 10.1(g) and (h), any Gross Asset Value in excess of any limitation set forth therein shall be excluded.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and in any event shall include each Person which is required to execute a Guaranty pursuant to the provisions of Section 8.14.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 and substantially in the form of Exhibit C.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):

(a)            all obligations of such Person in respect of money borrowed;

(b)            all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property;

(c)            Capitalized Lease Obligations of such Person;

(d)            all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment);

(e)            all Off Balance Sheet Liabilities of such Person;

(f)             net obligations under any Derivatives Contract in an amount equal to the Derivatives Termination Value thereof;

(g)            all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person; and

(h)            such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person that is not with recourse to such Person.

“Indemnity and Contribution Agreement” means the Indemnity and Contribution Agreement dated substantially concurrently herewith executed amongst Borrower and each Guarantor.

“Initial Cap Rate” means 7.75%.

“Initial Termination Date” means October 17, 2011.

“Intellectual Property” has the meaning given that term in Section 7.1(s).

“Interest Expense” means, with respect to a Person and for any period as determined in accordance with GAAP, (a) all paid or accrued interest expense (excluding capitalized interest, but including interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a) such Person’s Ownership Share of all paid or accrued interest expense (excluding capitalized interest, but including interest expense attributable to Capitalized Lease Obligations) for such period of Unconsolidated Affiliates of such Person.

“Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the preceding Business Day); and (c) notwithstanding the immediately preceding clauses (a) and (b), no Interest Period shall have a duration of less than one month and, if the Interest Period for any Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  A commitment or option to make an Investment in any other Person shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“L/C Commitment Amount” equals $20,000,000.

“L/C Termination Date” means the date which is seven (7) Business Days prior to the Termination Date.

“Land” means fully entitled unimproved land.

“Leasing Rate” means, with respect to any Pool Asset (including CIP) at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually leased to tenants paying rent pursuant to binding leases as to which no material monetary default has occurred and is continuing to (b) the aggregate net rentable square footage of such Property.

“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender” shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and the Commitments and shall further exclude each Designated Lender for all other purposes hereunder except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 13.6(d), have the rights (including the rights given to a Lender contained in Sections 13.2 and 13.10) and obligations of a Lender associated with holding such Bid Rate Loan.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.2(a).

“Letter of Credit Collateral Account” means a special deposit account accruing interest in favor of Borrower maintained by the Administrative Agent and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Lender (other than the Lender then acting as Administrative Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.2(i) in the related Letter of Credit, and the Lender then acting as Administrative Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as Administrative Agent) of their participation interests under such Section.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%), quoted by Administrative Agent, from time to time, as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time two Business Days prior to the first date of such Interest Period (Administrative Agent’s source of such quote shall be available to Borrower upon request), such deposits being for a period of time equal or comparable to such Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Loan to which such Interest Period relates, by (ii) a percentage equal to 1 minus the Reserve Percentage.  Each determination of LIBOR by the Lender then acting as Administrative Agent shall, in absence of demonstrable error, be conclusive and binding.

“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Margin Loans based on LIBOR pursuant to Section 2.4.

“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.

“LIBOR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of LIBOR pursuant to a LIBOR Auction.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Loan, Swingline Loan or Bid Rate Loan, as applicable.

“Loan Document” means this Agreement, each Note, each Guaranty, each Letter of Credit Document, the Fee Letter, the Indemnity and Contribution Agreement and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower and the Guarantors.  Schedule 1.1(B) sets forth the Loan Parties in addition to the Borrower as of the Effective Date.

“Marketable Securities” means debt or equity securities that are traded on either NYSE, NYSE Euronext, NASDAQ or another recognized exchange, or that have readily (i.e., recent active trading) verifiable values as determined by Administrative Agent in its reasonable discretion.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means (a) each property management agreement, if any,  not terminable on thirty (30) days’ notice with respect to an Eligible Pool Asset and (b) any other contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $3,000,000.

“Maximum Availability” means, at any time, (a) the Pool Value divided by 1.60, minus (b) all Unsecured Liabilities of the Borrower and its Subsidiaries (not including the Loans or Letter of Credit Liabilities made or incurred hereunder) determined on a consolidated basis, minus (c) the amount of Indebtedness secured by Pool Assets which are Eligible Encumbered Properties.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such 5-year period.

“Net Operating Income” means, for any Property and for a given period, the sum (without duplication) of (a) rents and other revenues earned in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent), including all revenue from expense recoveries and percentage rental payments, minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property (other than those expenses normally covered by a management fee), including but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses minus, to the extent not already covered in subsection (b) above, (c) the Reserve for Replacements for such Property for such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to three percent (3%) of the gross revenues for such Property for such period, all as determined in accordance with GAAP.  For purposes of calculating rents under (a) herein above, (i) for each of the first three fiscal quarters of each fiscal year, rents shall include the lesser of (A) 25% of the budgeted percentage rents for such fiscal year or (B) 25% of the actual percentage rents received by Borrower in the immediately preceding fiscal year, and (ii) for the fourth fiscal quarter of each fiscal year, rents shall include 25% of the percentage rents actually received by Borrower in such fiscal year.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“New Lender” shall have the meaning set forth in Section 2.14(d).

“Non-Credit Subsidiary” means a Subsidiary or Unconsolidated Affiliate of Borrower which is neither a Loan Party, nor the owner of a Pool Asset.

“Non-Guarantor Entity” means: (a) any Subsidiary or Unconsolidated Affiliate of the Borrower that is not required to become a party to the Guaranty under Section 8.14(a), and (b) any Preferred Stock Entity or non-Voting Stock Subsidiary and any Subsidiary or Unconsolidated Affiliate of any Preferred Stock Entity or non-Voting Stock Subsidiary.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note, a Bid Rate Note or a Swingline Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit D-1 to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit E to be delivered to the Administrative Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit F to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit D-2 to be delivered to the Administrative Agent pursuant to Section 2.3(b) evidencing the Borrower’s request for a borrowing of Swingline Loans.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Off Balance Sheet Liabilities” means, with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person.

“Officer’s Certificate” means a certificate signed by a specified officer of a Person certifying as to the matters set forth therein.

“Operating Property Value” means, as of a given date, (a) EBITDA of the Borrower and its Subsidiaries for the fiscal quarter most recently ended multiplied by four (4) and divided by the Initial Cap Rate or, from and after the Initial Termination Date, the Adjusted Cap Rate, plus (b) EBITDA from management activities for the fiscal quarter most recently ended multiplied by four (4) and divided by 20%.  For purposes of determining the component of Operating Property Value under clause (a) above, the following shall be excluded:  (i) EBITDA from Properties acquired by the Borrower or any Subsidiary during the immediately preceding two fiscal quarters of the Borrower or disposed of by any such Person during the immediately preceding fiscal quarter of the Borrower, (ii) EBITDA from management activities, and (iii) if applicable, EBITDA from CIP; and (iv) revenue from interest and dividends paid from Marketable Securities, including without limitation such dividend revenue received from Affiliates listed in Schedule 1.1(C).  For purposes of calculating EBITDA in clauses (a) and (b) above, (i) for each of the first three fiscal quarters of each fiscal year, EBITDA shall include the lesser of (A) 25% of the budgeted percentage rents for such fiscal year or (B) 25% of the actual percentage rents received by Borrower in the immediately preceding fiscal year, and (ii) for the fourth fiscal quarter of each fiscal year, EBITDA shall include 25% of the percentage rents actually received by Borrower in such fiscal year.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4(o), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 13.6(b).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of the Borrower; (e) Liens securing Indebtedness with respect to Eligible Encumbered Properties; (f) non-consensual Liens of less than $1,500,000 per Property or $5,000,000 in the aggregate and (g) Liens in favor of the Administrative Agent for the benefit of the Lenders.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five (5) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pool” means, collectively at any given time, all the then Pool Assets.

“Pool Assets” means those Eligible Pool Assets that, pursuant to the terms of this Agreement, are to be included when calculating the Pool Value. An asset shall cease to be a Pool Asset if such asset shall cease, at any time, to be an Eligible Pool Asset.

“Pool Certificate” means a report, certified by the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit B, setting forth the calculations required to establish the Pool Values of each Pool Asset as of a specified date and certifying that each Pool Asset remains an Eligible Pool Asset, all in form and detail satisfactory to the Administrative Agent.

“Pool Value” means the sum of:

(a)            the Net Operating Income of each Pool Asset (other than a Property referred to in clause (b) or (c) below) for the fiscal quarter most recently ended times four (4) and divided by the Initial Cap Rate or, from and after the Initial Termination Date, the Adjusted Cap Rate, plus

(b)            the acquisition cost of any Pool Asset not owned for the entire prior two fiscal quarters, plus

(c)            the aggregate book value of any Property which is a Pool Asset constituting CIP, as of the last day of the fiscal quarter most recently ended, plus

(d)            all Eligible Cash as of the last day of the fiscal quarter most recently ended, plus

(e)            the market value of Marketable Securities (other than debt securities) based upon the closing price on the last trading date on or prior to the date of determination, plus

(f)             in the case of Marketable Securities which are debt securities, the lower of (i) the market value for such debt securities based upon the closing price on the last trading date on or prior to the date of determination or (ii) cost.

provided that, the Pool Value shall be adjusted as follows:

(i)             no more than thirty-five percent (35%) of the Pool Value may be attributable to Eligible Encumbered Properties, non-Retail Properties, Eligible Ground Leases, Marketable Securities, CIP and Eligible Cash,

(ii)            no more than twenty percent (20%) of the Pool Value may be attributable to Eligible Encumbered Properties,

(iii)           no more than fifteen percent (15%) of the Pool Value may be attributable to the book value of CIP,

(iv)           no more than fifteen percent (15%) of the Pool Value may be attributable to Eligible Ground Leases,

(v)            no more than ten percent (10%) of the Pool Value may be attributable to Marketable Securities, of which no more than five percent (5%) of the Pool Value shall consist of common shares in DIM Vastgoed N.V.,

(vi)           no more than ten percent (10%) of the Pool Value may be attributable to any one Eligible Pool Asset,

(vii)          no more than five percent (5%) of the Pool Value may be attributable to non-Retail Properties, and

(viii)         the Pool Value shall be adjusted from time to time to delete one or more Properties such that the weighted average Leasing Rate for the Pool Assets at all times equals or exceeds eighty percent (80%).

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to four percent (4%) plus the Base Rate as in effect from time to time.

“Preferred Stock” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Preferred Stock Entity” means any Person (other than a Subsidiary) in whom the Borrower owns, directly or indirectly, at least ninety-five (95%) of the Preferred Stock or other equity interests which are not Voting Stock and which Preferred Stock or other equity interests entitle the Borrower to receive the majority of all economic benefits associated with ownership of all equity interests issued by such Person.

“Prime Rate” means a base rate of interest which Administrative Agent establishes from time to time and which serves as the basis upon which the Base Rate is calculated.  Any change in an effective rate due to a change in the Prime Rate shall become effective on the day each such change is announced by Administrative Agent at its principal office in San Francisco, California.

“Property” means a parcel (or group of related parcels) of real property developed (or to be developed).  For purposes of this Agreement, Property shall include all CIP and ground leases.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the Total Commitment Amount; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.  The Pro Rata Shares of Lenders as of the Agreement Date are as set forth on Schedule 1.1(A) hereto, and shall be modified from time to time to reflect any assignments to or by such Lender effected in accordance with Section 13.6.

“Rating Agencies” means S&P, Moody’s and any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Recourse Indebtedness” means Indebtedness that is not Nonrecourse Indebtedness.

“Recurring Capital Expenditures” means capital expenditures made in respect of a Property for maintenance of such Property and replacement of items due to ordinary wear and tear including, but not limited to, expenditures made for maintenance or replacement of carpeting, roofing materials, mechanical systems, electrical systems and other structural systems and expenditures relating to tenant improvements and leasing commissions.  “Recurring Capital Expenditures” shall not include any of the following (a) improvements to the appearance of such Property or any other major upgrade or renovation of such Property not necessary for proper maintenance or marketability of such Property; (b) capital expenditures for seismic upgrades or (c) capital expenditures for deferred maintenance for such Property existing at the time such Property was acquired by the Borrower or a Subsidiary.

“Redevelopment Property” means a Property (a) on which the existing building or other improvements are undergoing renovation and redevelopment and for which any of the following has occurred (i) construction has commenced, or (ii) the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding construction contract or (iii) the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding agreement by an anchor tenant to enter into a lease of any such Property and (b) either (i) that has not achieved a Leasing Rate of eighty percent (80%) or more or (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the renovation and redevelopment have not been completed.  The term “Redevelopment Property” shall include Property of the type described in the immediately preceding sentence to be (but not yet) acquired by any such Person upon completion of construction pursuant to a contract in which the seller of such Property is required to renovate prior to, and as a condition precedent to, such acquisition or Property being developed by third parties with related indebtedness that the Borrower, any Subsidiary or any Unconsolidated Affiliate has guaranteed or as to which any such Person is otherwise obligated.  A Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been substantially completed for at least twelve (12) months shall cease to constitute a Redevelopment Property notwithstanding the fact that such Property has not achieved a Leasing Rate of at least eighty percent (80%).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any written interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any such written request or directive regarding capital adequacy.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Administrative Agent for any drawing honored by the Administrative Agent under a Letter of Credit.

“REIT” means a Person which is properly taxable as a “real estate investment trust” under the Internal Revenue Code.

“Requisite Lenders” means, as of any date, Lenders having at least 66 2/3% of the Total Commitment Amount (which must include the Lender then acting as Administrative Agent, so long as such Lender is not a Defaulting Lender), or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66 2/3% of the principal amount of the Loans then outstanding and Letter of Credit Liabilities.

“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to (a) the aggregate square footage of all completed space of such Property times (b) $0.15 times (c) the number of days in such period divided by (d) 365.  If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and a proportionate share of all Property of all Unconsolidated Affiliates.

“Reserve Percentage” means the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans or Daily Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an officer of any Lender outside of the United States of America).  For purposes of calculating LIBOR or the Daily LIBOR Rate, any change in such maximum rate shall result in a change in LIBOR or the Daily LIBOR Rate on the date on which such change in such maximum rate becomes effective.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Retail Property” means a Property which is used primarily as a retail shopping center, which shopping center may include (a) the sale of goods or merchandise for personal or household consumption from a fixed location, and (b) ancillary uses such as office, medical and restaurant uses.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Note” has the meaning given that term in Section 2.11.

“Secured Indebtedness” means, with respect to any Person, any Indebtedness of such Person that is secured in any manner by any Lien on any Property and shall include such Person’s Ownership Share of the Secured Indebtedness of any of such Person’s Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subordinated Debt” means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is expressly subordinated in right of payment and otherwise to the Loans and the other Obligations in a manner satisfactory to the Administrative Agent in its sole and absolute discretion.

“Subsidiary” means each Person (a) with respect to which more than fifty percent (50%) of the stock, capital or income interests are owned, directly or indirectly, by Borrower or (b) the financial results of which are consolidated under GAAP in the financial statements of Borrower.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of thirty percent (30%) of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3 in an amount up to, but not exceeding the amount set forth in Section 2.3(a).

“Swingline Lender” means Administrative Agent, in its capacity pursuant to Section 2.3.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.

“Swingline Note” means a promissory note of the Borrower substantially in the form of Exhibit G-2, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Swingline Termination Date” means the date which is seven (7) Business Days prior to the Termination Date.

“Tangible Net Worth” means, for any Person and as of a given date, such Person’s total consolidated stockholders’ equity plus, in the case of the Borrower, increases in accumulated depreciation and amortization accrued after the Agreement Date, minus (to the extent reflected in determining stockholders’ equity of such Person): (a) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired; and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.12.

“Termination Date” means the Initial Termination Date or such later Termination Date if the Loan is extended in accordance with Section 2.15.

“Total Budgeted Cost” means, with respect to a Development Property or a Redevelopment Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve one hundred percent (100%) occupancy, including without limitation, all amounts budgeted with respect to all of the following:  (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements, (e) leasing commissions and (f) other hard and soft costs associated with the development or redevelopment of such Property.  With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Total Commitment Amount” means, at any time, the then aggregate amount of the Commitments of all Lenders hereunder.  The Total Commitment Amount is $227,000,000 as of the Effective Date, and is subject to increase in accordance with Section 2.14.

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date (excluding any liability associated with tenant deposits), together with (without duplication):

(a)            all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations;

(b)            all accounts payable and accrued expenses of such Person;

(c)            all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any Property under development, redevelopment or renovation);

(d)            all unfunded obligations of such Person;

(e)            all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on the balance sheet of such Person;

(f)             all Contingent Obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person;

(g)            all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis; and

(h)            such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, including Nonrecourse Indebtedness of such Person.

For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed Property shall be equal to either (i) the total purchase price payable by such Person under the contract if, at such time, the seller of such Property would be entitled to specifically enforce the contract against such Person, or (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under the contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of Property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under the contract assuming performance by the seller of its obligations under the contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may based on certain performance levels or other related criteria.

For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Unconsolidated Affiliate of such Person and such Person is not otherwise obligated in respect of the Indebtedness of such Unconsolidated Affiliate (other than customary non-recourse carve-out obligations), then only such Person’s Ownership Share of the Indebtedness of such Unconsolidated Affiliate shall be included as Total Liabilities of such Person.

“Type” with respect to any Revolving Loan, refers to whether such Loan is a LIBOR Loan or a Daily Rate Loan, or in the case of a Bid Rate Loan only, an Absolute Rate Loan or a LIBOR Margin Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person, provided, however, that as of the Effective Date, Unconsolidated Affiliate shall not include the following:  (a) those Persons listed on Schedule 1.1(C) attached hereto, or (b) Persons who would otherwise be included as Unconsolidated Affiliates, in which the Investment represents not greater than fifty percent (50%) of the total ownership of such Person and Borrower has received Requisite Lender approval with respect to such exclusion.  Any exclusion from “Unconsolidated Affiliate” by operation of either subclause (a) or (b) preceding shall remain in effect if and so long as such Person remains unconsolidated with Borrower or a Subsidiary in accordance with GAAP.

“Unencumbered Net Operating Income” means, for any period, the aggregate Net Operating Income for such period of (a) all Pool Assets other than Eligible Encumbered Assets, plus (b) Borrower’s Ownership Share of the aggregate Net Operating Income with respect to Properties unencumbered by Liens as of the last day of such period and owned by Subsidiaries or Unconsolidated Affiliates.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unsecured Interest Expense” means Interest Expense on Borrower’s and any Subsidiary’s Unsecured Liabilities, plus Borrower’s Ownership Share of Interest Expense on Unsecured Liabilities with respect to Unconsolidated Affiliates.

“Unsecured Liabilities” means, as to any Person as of a given date, the sum of the following (without duplication): (a) all liabilities which would, in conformity with GAAP, be properly classified as a liability on a balance sheet of such Person as at such date; plus (b) all Indebtedness of such Person; minus (c) all Secured Indebtedness of such Person; minus (d) any intangible lease liability created, in conformity with GAAP, through the purchase of a Property (excluding any Property that is a Pool Asset) with below market leases.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and permitted assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2             General; References to San Francisco Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date, and all financial reporting by Borrower shall be on a consolidated basis. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to San Francisco, California time.  Exhibits D, E, F and K attached hereto may be modified from time to time by Administrative Agent and Borrower as appropriate to facilitate the borrowings contemplated thereby.

ARTICLE II           CREDIT FACILITY

Section 2.1            Revolving Loans.

(a)            Generally.  Subject to the terms and conditions hereof, including without limitation, Section 2.14, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not to exceed, the lesser of (i) the amount of such Lender’s Commitment and (ii) such Lender’s Pro Rata Share of the Maximum Availability.  Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.  This Agreement combines and fully amends and restates the Prior Credit Agreement.  The principal amount outstanding under the Prior Credit Agreement as of the date hereof (after taking into account any paydowns in accordance with Section 6.1(c)) shall be deemed to be Loan proceeds disbursed hereunder and under the Notes, with each Lender having funded a portion of such Loan proceeds in an amount equal to its respective Pro Rata Share thereof; such initial outstanding advances (together with issued and undrawn Letters of Credit) are set forth on Schedule 1.1 attached hereto.   Additionally, so long as Borrower remains in compliance with the aggregate permitted sublimit on Bid Rate Loans set forth in Section 2.4(a), each Bid Rate Loan outstanding under the Prior Credit Agreement as of the Effective Date shall remain outstanding hereunder, provided that  the Lender with respect to such Bid Rate Loan (A) will remain a lender under this Agreement and (B) consents in writing to allowing such Bid Rate Loan to remain outstanding.

(b)            Requesting Revolving Loans.  The Borrower shall give the Administrative Agent notice pursuant to a Notice of Borrowing of each borrowing of Revolving Loans.  Each Notice of Borrowing shall be delivered to the Administrative Agent before 9:00 a.m. (i) in the case of LIBOR Loans, on the date three (3) Business Days prior to the proposed date of such borrowing and (ii) in the case of Daily Rate Loans, on the date one (1) Business Day prior to the proposed date of such borrowing. The Administrative Agent shall transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Administrative Agent.  Each Notice of Borrowing shall be irrevocable once received by Administrative Agent and binding on the Borrower.

(c)            Disbursements of Revolving Loan Proceeds.  No later than 9:00 a.m. on the date specified in the Notice of Borrowing, each Lender shall make available for the account of its applicable Lending Office to the Administrative Agent, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender.  With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Administrative Agent the Revolving Loan to be made by such Lender on such date, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.  Subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Administrative Agent shall make the proceeds of such borrowing available to the Borrower no later than 11:00 a.m. on the date and at the account specified by the Borrower in such Notice of Borrowing; provided, however, that any direct disbursements from the Loan which are made by means of wire transfer, shall be subject to the provisions of subsection (d) below.

(d)            Funds Transfer Disbursements.

(i)             Borrower hereby authorizes Administrative Agent to disburse the proceeds of the Loan pursuant to the Loan Documents as requested by an authorized signatory pursuant to a completed Transfer Authorizer Designation in the form of Exhibit M attached hereto to the account designated thereon.  Borrower agrees to be bound by any transfer request: (A) authorized or transmitted by Borrower or, (B) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower.  Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower.  Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower.

(ii)            If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent, Lenders and Borrower.   Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer.  Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.

(iii)           Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (A) violate the terms of this authorization; (B) require use of a bank unacceptable to Administrative Agent or prohibited by any Governmental Authority; (C) cause Administrative Agent to violate any Federal Reserve or other regulatory risk control program or guideline, or (D) otherwise cause Administrative Agent to violate any applicable law or regulation.

(iv)           Administrative Agent shall not be liable to Borrower or any other parties for (A) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent, (B) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s control, or (C) any special, consequential, indirect or punitive damages, whether or not (1) any claim for these damages is based on tort or contract or (2) Administrative Agent or Borrower knew or should have known the likelihood of these damages in any situation.  Administrative Agent makes no representations or warranties other than those expressly made in this Agreement.

Section 2.2             Letters of Credit.

(a)            Letters of Credit.  Subject to the terms and conditions of this Agreement, the Administrative Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the L/C Termination Date one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.

(b)            Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit shall be subject to approval by the Administrative Agent and the Borrower.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the L/C Termination Date, (ii) any Letter of Credit have initial duration in excess of one year, or (iii) any Letter of Credit contain an automatic renewal provision which (x) would allow such Letter of Credit to be renewed more often than annually or (y) would allow, after giving effect to all renewal periods, the expiration date of such Letter of Credit to extend beyond the L/C Termination Date.

(c)            Requests for Issuance of Letters of Credit.  The Borrower shall give the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit (i) the proposed initial Stated Amount, (ii) the beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Administrative Agent.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI, the Administrative Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which the Administrative Agent has received all of the items required to be delivered to it under this subsection.  Upon the written request of the Borrower, the Administrative Agent shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)            Reimbursement Obligations.  Upon receipt by the Administrative Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Administrative Agent shall promptly notify the Borrower of the amount to be paid by the Administrative Agent as a result of such demand and the date on which payment is to be made by the Administrative Agent to such beneficiary in respect of such demand.  The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Administrative Agent for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Administrative Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.  Upon receipt by the Administrative Agent of any payment in respect of any Reimbursement Obligation, the Administrative Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.2(i) such Lender’s Pro Rata Share of such payment.

(e)            Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Administrative Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely Notice of Borrowing as provided in Section 2.1(b).  If the Borrower fails to so advise the Administrative Agent, or if the Borrower fails to reimburse the Administrative Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Daily Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 11:00 a.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.

(f)             Effect of Letters of Credit on Commitments.  Upon the issuance by the Administrative Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Pro Rata Share and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)            Administrative Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligation.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Administrative Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, neither the Administrative Agent nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Administrative Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by the Administrative Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Administrative Agent any liability to the Borrower or any Lender.  In this connection, the obligation of the Borrower to reimburse the Administrative Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Administrative Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.

(h)            Amendments, Etc.  The issuance by the Administrative Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.6(e).

(i)             Lenders’ Participation in Letters of Credit.  Immediately upon the issuance by the Administrative Agent of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability of the Administrative Agent with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Administrative Agent to pay and discharge when due, such Lender’s Pro Rata Share of the Administrative Agent’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Lender to the Administrative Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Administrative Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Pro Rata Share in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Administrative Agent pursuant to the last sentence of Section 3.6(e)).

(j)             Payment Obligation of Lenders.  Each Lender severally agrees to pay to the Administrative Agent on demand in immediately available funds in Dollars the amount of such Lender’s Pro Rata Share of each drawing paid by the Administrative Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.2(d).  Each such Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or Section 11.1(f) or (iv) the termination of the Commitments.  Each such payment to the Administrative Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)            Information to Lenders.  Promptly following any change in Letters of Credit outstanding, the Administrative Agent shall deliver to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time.  Upon the request of any Lender from time to time, the Administrative Agent shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.  Other than as set forth in this subsection, the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.2(j).

Section 2.3            Swingline Loans.

(a)            Swingline Loans.  Subject to the terms and conditions hereof, including without limitation Section 2.14, the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $35,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)            Procedure for Borrowing Swingline Loans.  The Borrower shall give the Administrative Agent and the Swingline Lender notice either telephonically or pursuant to a Notice of Swingline Borrowing, in the form of Exhibit D-2 attached hereto, delivered no later than 9:00 a.m. on the proposed date of such borrowing.  Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing, and shall be followed promptly by delivery from Borrower of a completed Notice of Swingline Borrowing.  Not later than 11:00 a.m. on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Swingline Lender shall make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c)            Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Daily LIBOR Rate as in effect from time to time or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing.  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5(b) with respect to interest on Daily Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)            Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 2:00 p.m. on the day prior to the date of such prepayment.  Voluntary prepayments of any Swingline Loan shall not be subject to any penalty or premium (with the exception of any breakage fee associated therewith).  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)            Repayment and Participations of Swingline Loans.

(i)             The Borrower agrees to repay each Swingline Loan within three (3) Business Days of demand therefor by the Swingline Lender and, in any event, within seven (7) Business Days after the date such Swingline Loan was made.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing).

(ii)            If (A), as of 10:00 a.m. on the sixth (6th) Business Day following the funding of a particular Swingline Loan, Borrower has neither repaid the Swingline Loan in full, notified the Swingline Lender in writing that Borrower intends to repay such Swingline Loan in full on the next Business Day, nor timely delivered a Notice of Borrowing requesting a proposed funding date no later than the seventh (7th) Business Day after such Swingline funding date, with respect to a Revolving Loan in a principal amount sufficient to repay such Swingline Loan in full or (B), as of 11:00 a.m. on the seventh (7th) Business Day following the funding of a particular Swingline Loan Borrower has not repaid such Swingline Loan in full or the conditions precedent to any requested Revolving Loan the proceeds of which were to have been used (in whole or in part) to repay such Swingline Loan have not been satisfied, or (C) at any time prior to the repayment of any Swingline Loan, an Event of Default shall exist or the Loan shall be accelerated, then, in lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Daily Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan.

(iii)           The limitations contained in Section 3.5(a) shall not apply to any borrowing of Daily Rate Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Daily Rate Loans not later than 11:00 a.m. at least one Business Day prior to the proposed date of such borrowing.

(iv)           Each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Daily Rate Loan to be made by such Lender.  The Administrative Agent shall pay the proceeds of such Daily Rate Loan to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.

(v)            If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1(e) or 11.1(f), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds.  A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default  (including without limitation, any of the Defaults or Events of Default described in Sections 11.1(e) or 11.1(f), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.

(vi)           If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.4            Bid Rate Loans.

(a)            Bid Rate Loans.  In addition to borrowings of Revolving Loans but subject to the limitations of Section 2.13, at any time during the period from the Effective Date to but excluding the Termination Date, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars, in an aggregate principal amount at any one time outstanding up to, but not exceeding, fifty percent (50%) of the then Commitments under the Loan.  The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)            Requests for Bid Rate Loans.  When the Borrower in its discretion wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 9:00 a.m. on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction.  The Administrative Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent.  The Borrower may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in each Bid Rate Quote Request (for which purpose Interest Periods in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous); provided that the request for each separate Interest Period shall be deemed to be separate borrowings (each a “Bid Rate Borrowing”).  Each Bid Rate Quote Request shall be substantially in the form of Exhibit K-1 and shall specify as to each Bid Rate Borrowing all of the following:

(i)             the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii)            the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof which shall not cause any of the limits specified in Section 2.13 to be violated;

(iii)           whether the Bid Rate Quote Request is for LIBOR Margin Loans or Absolute Rate Loans; and

(iv)           the duration of the Interest Period applicable thereto, which shall not extend beyond the Termination Date.

The Borrower shall not deliver more than one (1) Bid Rate Quote Request during any three (3) Business Day period, or more than four (4) Bid Rate Quote Requests during any calendar month.

(c)            Bid Rate Quotes.

(i)             Each Lender may submit to the Administrative Agent one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.4(b) specified more than one Interest Period, such Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period.  Each Bid Rate Quote must be submitted to the Administrative Agent not later than 7:30 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Lender then acting as the Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than thirty (30) minutes prior to the latest time by which the Lenders must submit applicable Bid Rate Quotes.  Subject to Articles VI and XI, any Bid Rate Quote so made shall be irrevocable.  Such Bid Rate Loans may be funded by a Lender’s Designated Lender (if any) as provided in Section 13.6(d); provided, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii)            Each Bid Rate Quote made by a Lender shall be substantially in the form of Exhibit K-2 and shall specify:

(A)           the proposed date of borrowing and the Interest Period therefor;

(B)            the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes (x) may be greater or less than the Commitment of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested;

(C)            in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D)           in the case of a LIBOR Auction, the margin above or below applicable LIBOR (the “LIBOR Margin”) offered for each such LIBOR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR;

(E)            the identity of the quoting Lender; and

(F)            any Bid Rate Quote shall be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof.

No Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d)            Notification by Administrative Agent.  The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 8:30 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Margin and (y) on the date three Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.4(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request.  Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote.  The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or LIBOR Margins, as applicable, so offered by each Lender.

(e)            Acceptance by Borrower.

(i)             Not later than 9:30 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Margin and (y) on the date three Business Days prior to the proposed date of borrowing, in the case of LIBOR Auction, the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.4(d) which notice shall be in the form of Exhibit K-3.  In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  The failure of the Borrower to give such notice by such time shall constitute nonacceptance of the relevant Bid Rate Quote.  The Borrower may accept any Bid Rate Quote in whole or in part; provided, that:

(A)           the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B)           the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.4(b)(ii) but shall not cause the limits specified in Section 2.13 to be violated;

(C)           acceptance of offers may be made only in ascending order of Absolute Rates or LIBOR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D)           any acceptance in part by the Borrower shall be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof; and

(E)            the Borrower may not accept any offer that fails to comply with Section 2.4(c) or otherwise fails to comply with the requirements of this Agreement.

(ii)            If offers are made by two or more Lenders with the same Absolute Rates or LIBOR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders in proportion to the aggregate principal amount of such offers without regard to the provisions of subsection (e)(i)(D) above.  Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f)             Obligation to Make Bid Rate Loans.  The Administrative Agent shall promptly (and in any event not later than (x) 10:00 a.m. on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three Business Days prior to the proposed date of borrowing of LIBOR Margin Loans) notify each Lender that submitted a Bid Rate Quote as to whose Bid Rate Quote has been accepted and the amount and rate thereof.  A Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 13.6(d).  Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee under such Bid Rate Loan and be entitled to receive payment thereof when due.  No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded.  Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 11:00 a.m. on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the Borrower.  The Administrative Agent shall, subject to the terms and conditions of this Agreement, make the amount so received available to the Borrower not later than 12:00 noon on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

(g)            No Effect on Commitment.  Except for the purpose and to the extent expressly stated in Section 2.14, the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.

Section 2.5            Rates and Payment of Interest on Loans.

(a)            Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)             during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time);

(ii)            during such periods as such Loan is a Daily Rate Loan, at the Daily LIBOR Rate (as in effect from time to time);

(iii)           during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans;

(iv)           during such periods as such Loan is a Swingline Loan, at the Daily LIBOR Rate (as in effect from time to time) or such other rate as Borrower and Swingline Lender may agree from time to time in writing for such Swingline Loan; and

(v)            during such periods as such Loan is a Bid Rate Loan, (A) at the Absolute Rate (as in effect from time to time), in the case of each such Bid Rate Loan which is an Absolute Rate Loan, and (B) at LIBOR for such Bid Rate Loan for the Interest Period therefor, plus the applicable LIBOR Margin, in the case of each such Bid Rate Loan which is a LIBOR Margin Loan.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)            Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6             Number of Interest Periods.

There may be no more than eight (8) different Interest Periods outstanding at the same time, whether in the context of a LIBOR Loan which is a Revolving Loan or a LIBOR Loan which is a Bid Rate Loan.

Section 2.7             Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date and the Bid Rate Loans on their respective applicable due dates.

Section 2.8             Prepayments.

(a)            Optional.  Subject to Sections 3.5 and 5.4, the Borrower may prepay any Loan at any time without premium or penalty.  The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any LIBOR Loan and shall give written notice prior to or together with payment of any Daily Rate Loan (or Base Rate Loan, if applicable), but in any case, such notice for payment of any Daily Rate Loan or Base Rate Loan shall be given by Noon Eastern Time, and Administrative Agent shall promptly notify Lenders thereafter.

(b)            Mandatory.

(i)             Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Total Commitment Amount, the Borrower shall immediately upon demand pay to the Administrative Agent for the ratable benefit of the Lenders, the amount of such excess.

(ii)            Pool Overadvance.  If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Maximum Availability, the Borrower shall within five (5) days of the Borrower obtaining knowledge of the occurrence of any such excess, deliver to the Administrative Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to eliminate such excess.  If such excess is not eliminated within fifteen (15) days of the Borrower obtaining knowledge of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.

(iii)           Bid Loan Overadvance.  If at any time the aggregate principal amount of all outstanding Bid Rate Borrowings exceeds fifty percent (50%) of the then Commitments under the Loan, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the applicable Lenders, the amount of such excess.

All payments under this subsection (b) shall be applied to pay all amounts of excess principal outstanding on the applicable Loans and any applicable Reimbursement Obligations in accordance with Section 3.2, and the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations as and when due.

Section 2.9            Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 9:00 a.m. on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Daily Rate Loan notwithstanding failure of the Borrower to comply with Section 2.10.

Section 2.10          Conversion.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type.  Any Conversion of a LIBOR Loan into a Daily Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Daily Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted.  Each such Notice of Conversion shall be given not later than 9:00 a.m. on the Business Day prior to the date of any proposed Conversion into Daily Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11          Notes.

The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit G-1 (each a “Revolving Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.  The Bid Rate Loans made by any Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to the order of such Lender substantially in the form of Exhibit G-3.  The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of the Swingline Lender substantially in the form of Exhibit G-2.

Section 2.12          Expiration or Termination Date of Letters of Credit Past Termination Date.

If on the date the Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Administrative Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Letter of Credit Collateral Account.  If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.  If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Administrative Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account (together with any accrued interest thereon) with respect to such outstanding Letter of Credit on or before the date thirty (30) days after the expiration date of such Letter of Credit.

Section 2.13          Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, (a) no Lender shall be required to make any Loan, and the Administrative Agent shall not be required to issue any Letter of Credit or make any Swingline Loan if, immediately after the making of such Loan (including Swingline Loans) or issuance of such Letter of Credit the aggregate principal amount of all outstanding Loans (including Swingline Loans), together with the aggregate amount of all Letter of Credit Liabilities, would exceed either (i) the Total Commitment Amount or (ii) the Maximum Availability and (b) the aggregate principal amount of all outstanding Bid Rate Loans shall not exceed fifty percent (50%) of the then Commitments under the Loan.

Section 2.14          Optional Increase to the Commitment.

(a)            Provided that no Event of Default or Default then exists, Borrower may, in accordance with the provisions of this Section 2.14 and on no more than three (3) occasions prior to October 17, 2010, request in writing that the then Total Commitment Amount be increased up to $400,000,000, provided, however, that no such request shall be for an increase amount less than $25,000,000; provided, further, that Borrower may increase the Total Commitment Amount by an amount no greater than $48,000,000 one (1) time within the forty-five (45) day period immediately following the Effective Date, and, so long as such increase occurs within such time period, the limitations set forth in this sentence shall not apply to such increase (i.e., such increase shall not be deemed one of Borrower’s three opportunities to increase the Total Commitment Amount and may be for an amount less than $25,000,000), and, in connection with such increase of the Total Commitment Amount, Borrower agrees to execute a Revolving Note and a Bid Rate Note in favor of such New Lender (as defined below).  Any request under this Section shall be submitted by Borrower to the Lenders through Administrative Agent not less than thirty (30) days prior to the proposed increase, specify the proposed effective date and amount of such increase and be accompanied by (i) an Officer’s Certificate of Borrower stating that no Event of Default or Default exists as of the date of the request or will result from the requested increase, (ii) a written consent to the increase in the amount of the Commitments executed by each Guarantor and (iii) the satisfaction of all conditions precedent specified in Article VI.  Borrower may also specify any fees offered to those Lenders which agree to an increase in the amount of their respective Pro Rata Shares of the Total Commitment Amount (which fees may be variable based upon the amount which any such Lender is willing to assume as an increase to the amount of its Pro Rata Share of the increased Commitments).  The consent of the Lenders, as such, shall not be required for an increase in the amount of the Total Commitment Amount pursuant to this Section 2.14; provided that the increase of any specific Lender’s Commitment pursuant to this Section 2.14 (or any other section hereof) shall be subject to such Lender’s written consent.

(b)            Each Lender may approve or reject a request for an increase in the amount of its Pro Rata Share of the Total Commitment Amount in its sole and absolute discretion and, absent an affirmative written response within fifteen (15) days after receipt of such request, shall be deemed to have rejected the request.  The rejection of such a request by any number of Lenders shall not affect Borrower’s right to increase the Total Commitment Amount pursuant to this Section as a result of, and with respect to the Pro Rata Shares of, those Lenders that approve such increase and such additional Lenders that join this Agreement in accordance with subsection (e) of this Section 2.14.  Notwithstanding any other provision hereof, no Lender which rejects a request for an increase in the Total Commitment Amount shall be (i) subject to removal as a Lender, (ii) obligated to lend any amount greater than its original Pro Rata Share of the original Total Commitment Amount, or (iii) deemed to be in default in any respect hereunder.

(c)            In responding to a request under this Section, each Lender which is willing to increase the amount of its Pro Rata Share of the increased Total Commitment Amount shall specify the amount of the proposed increase which it is willing to assume.  Each consenting Lender shall be entitled to participate ratably (based on its Pro Rata Share of the Commitment before such increase) in any resulting increase in the Commitment, subject to the right of Administrative Agent to adjust allocations of the increased Commitment so as to result in the amounts of the Pro Rata Shares of the Lenders being in integral multiples of $1,000,000.

(d)            If the aggregate principal amount offered to be assumed by the consenting Lenders is less than the amount requested, Borrower in its sole discretion may (i) reject the proposed increase in its entirety, (ii) accept the offered amounts or (iii) designate new lenders who qualify as Eligible Assignees under Section 13.6 and which are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with clause (e) of this Section (each, a “New Lender”), which New Lenders may assume the amount of the increase in the Commitment that has not been assumed by the consenting Lenders.

(e)            Each New Lender designated by Borrower and reasonably acceptable to Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the Commitment upon its execution of an instrument of joinder to this Agreement which is in form and substance acceptable to Administrative Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to Administrative Agent and the other Lenders which would be granted or made by an eligible assignee under Section 13.6 by means of the execution of an Assignment and Acceptance Agreement.

(f)             Subject to the foregoing, any increase to the Commitment requested under this Section shall be effective as of the date proposed by Borrower and shall be in the principal amount equal to (i) the amount which consenting Lenders are willing to assume as increases to the amount of their respective Pro Rata Shares plus (ii) the amount offered by any New Lenders.  Upon the effectiveness of any such increase, Borrower shall execute replacement Notes to each affected Lender and new Notes to each New Lender, and the Pro Rata Share of each Lender will be adjusted, higher or lower as needed, to give effect to the increase in the Commitment and set forth in a new Schedule 1.1(A) issued by Administrative Agent.  On or prior to such effective date and as applicable, certain of the Lenders shall purchase, and certain of the Lenders shall sell, to one another, the percentage interest in the Commitment as necessary in order to reallocate the principal balance under the Notes among the Lenders to correspond to the Pro Rata Shares of the Lenders set forth in the new Schedule 1.1(A) referred to above, and Borrower shall be obligated to pay any breakage costs associated therewith.

Section 2.15          Extension of the Termination Date.

 The Borrower in its sole discretion may request that the Administrative Agent and the Lenders extend the current Termination Date by one year from the Initial Termination Date by executing and delivering to the Administrative Agent at least ninety (90) days prior to the Initial Termination Date, a written request for such extension.  The Administrative Agent shall forward to each Lender a copy of any such request delivered to the Administrative Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year from the Initial Termination Date: (a) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) the Borrower shall have paid the Fees payable under Section 3.6(b) upon exercise of the extension option set forth in this Section 2.15, and (c) all representations and warranties made or deemed made by any Loan Party in any Loan Document to which any such Loan Party is a party are true and correct on the effective date of such extension (except for representations or warranties which expressly relate solely to an earlier date).

ARTICLE III           PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1            Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent, not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note of such Lender shall be paid to such Lender, by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  If the Administrative Agent fails to pay such amount to a Lender within one Business Day of receipt thereof by the Administrative Agent, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2             Pro Rata Treatment.

Except to the extent otherwise provided herein:  (a) each borrowing from Lenders under Section 2.1 shall be made from the Lenders, each payment of the fees under Sections 3.6(b), 3.6(d) and the first sentence of 3.6(e) shall be made for the ratable benefit of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of each Lender pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account  of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 5.5) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions or Continuations of Loans) and the then current Interest Period for each Lender’s portion of each Revolving Loan of such Type shall be coterminous; (e) each payment or prepayment of principal and/or interest of Bid Rate Loans by the Borrower pursuant to Section 2.8(b) shall be made for account of each Lender then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender; (f) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3, shall be in accordance with their respective Pro Rata Shares; and (g) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.2 and with respect to the funds held in the Letter of Credit Collateral Account, shall be pro rata in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.3).

Section 3.3             Sharing of Payments, Setoff, Etc.

The Borrower agrees that, in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time so long as but only so long as an Event of Default exists to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or any affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such obligations shall be contingent or unmatured.  The foregoing rights may be exercised without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived (provided that Administrative Agent shall give after-the-fact notice to Borrower), but in the case of a Lender or a Participant shall be subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion.  If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender  or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of  this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 11.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, pay such amounts to the other Lenders and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the requirements of Section 3.2 or Section 11.4, as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4             Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5             Minimum Amounts.

(a)            Borrowings.  Each borrowing of Daily Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.  Each borrowing of and Continuation of, and each Conversion of Daily Rate Loans into, LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(b)            Prepayments.  Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

Section 3.6             Fees.

(a)            Loan Fee. The Borrower agrees to pay to the Administrative Agent on or prior to the Effective Date a loan fee as set forth in the Fee Letter, which loan fee Administrative Agent shall share with the other Lenders in accordance with Administrative Agent’s separate agreements with such Lenders.

(b)            Extension Fee.  If, pursuant to Section 2.15, the Borrower exercises its right to extend the Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to two tenths of one percent (0.20%) of the amount of each Lender’s Commitment.  Such fees shall be paid to the Administrative Agent upon, and as a condition to, Borrower’s exercise of such extension.

(c)            Bid Rate Loan Fees.  The Borrower agrees to pay to the Administrative Agent such fees for services rendered by the Administrative Agent in connection with the Bid Rate Loans as are set forth in the Fee Letter or as shall be separately agreed upon between the Borrower and the Administrative Agent.

(d)            Facility Fees.  During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a facility fee per annum equal to the percentage of the Total Commitment Amount set forth in the table below corresponding to the applicable Level at which the “Applicable Margin” is determined in accordance with the definition thereof, as of the applicable date of determination:

Level	Facility Fee
1	0.25%
2	0.25%
3	0.275%
4	0.30%
5	0.30%

Such fees shall be computed and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Termination Date.

(e)            Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a letter of credit fee in respect of each outstanding Letter of Credit at a rate per annum equal to the greater of (i) the Applicable Margin for LIBOR Loans from time to time in effect multiplied by the Stated Amount of such Letter of Credit or (ii) $1,000.  Such letter of credit fee shall be payable quarterly in advance on the first day of each January, April, July and October during the term of such Letter of Credit, provided that the full amount of such fee shall be immediately due and payable upon any early termination of a Letter of Credit.  The Borrower shall pay directly to the Administrative Agent a fronting fee for its account with respect to each Letter of Credit issued, together with from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Administrative Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(f)             Administrative and Other Fees.  The Borrower agrees to pay the administrative, arrangement and other fees of the Administrative Agent as set forth in the Fee Letter or as may otherwise be agreed to in writing between the Borrower and the Administrative Agent from time to time.

Section 3.7             Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8             Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9             Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5(a)(i) through (v).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, default charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10          Statements of Account.

The Administrative Agent shall, within fifteen (15) days after the end of each calendar month, account to the Borrower monthly with a written statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon Borrower absent manifest error.  The Administrative Agent will account to the Borrower on changes in Letters of Credit in accordance with Section 2.2(k).  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11          Defaulting Lenders.

If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

Section 3.12          Taxes.

(a)            Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender (which for purposes of the exclusions in clauses (i)-(iv) of this Section 3.12(a), includes any Participant) and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto or transferring any interest in any Loan to the extent such Lender would not have been liable for such taxes (such non-excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)             pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)            promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)           pay to the Administrative Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b)            Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)            Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code.  Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete or after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof as may be reasonably requested by the Borrower or the Administrative Agent.  The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Administrative Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender or Participant fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent.  The obligation of the Lenders and Participants under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

ARTICLE IV           POOL ASSETS

Section 4.1             Inclusion of Pool Assets.

(a)            Existing Pool Assets.  Subject to compliance with the terms and conditions of Section 6.1(a), as of the Effective Date, the parties hereto acknowledge and agree that the Properties listed on Schedule 4.1 are the Pool Assets.

(b)            Additional Pool Assets.  After the Effective Date, if Borrower intends to designate an Eligible Pool Asset to be included as a Pool Asset from time to time, it will notify the Administrative Agent of such intention, which notice will include, with respect to such Eligible Pool Asset, (i) a Pool Certificate setting forth the information required to be contained therein and which includes such new Eligible Pool Asset as a Pool Asset, (ii) such other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request in connection with the evaluation of such Eligible Pool Asset.  Subject to the terms and conditions of this Agreement, upon the Administrative Agent’s receipt of such certificate and such other information, such Eligible Pool Asset shall be included as a Pool Asset.  Any Property or other asset that does not satisfy the requirements of an Eligible Pool Asset shall be included as a Pool Asset only upon the written approval of the Requisite Lenders.  If a Property that is to become a Pool Asset is owned (or is being acquired) by a Subsidiary of the Borrower that is not yet a party to the Guaranty then, to the extent required pursuant to Section 8.14, such Property shall not become a Pool Asset unless and until an Accession Agreement executed by such Subsidiary and all other items required to be delivered under Section 8.14, have all been delivered to the Administrative Agent.

Section 4.2             Termination of Designation as Pool Asset.

If Borrower at any time intends to withdraw or otherwise affirmatively causes to be ineligible any Eligible Pool Asset from inclusion as a Pool Asset, it shall (a) notify the Administrative Agent of its intention, and (b) deliver to the Administrative Agent a Pool Certificate setting forth the calculations establishing that Borrower will be in compliance with Section 2.13 with giving effect to such withdrawal (and any concurrent addition of Eligible Pool Assets as Pool Assets), which calculations shall be in such detail, and otherwise in such form and substance, as Administrative Agent reasonably requires.  Effective automatically upon receipt of such notice and certificate by Administrative Agent (or upon any later date stated in such notice), such Eligible Pool Asset shall no longer constitute a Pool Asset.  Additionally, any Property or other asset previously included as a Pool Asset but which is not included in a Pool Certificate subsequently submitted pursuant to this Agreement shall no longer be included as a Pool Asset (effective as of the date of receipt by the Administrative Agent of such Pool Certificate and until such time, if ever, as Borrower re-designates such Property or asset as a Pool Asset in accordance with Section 4.1(b)) so long as no Default or Event of Default exists or would exist immediately after such Property or asset is no longer included as a Pool Asset.

Section 4.3             Ineligibility of a Property as Pool Asset.

If a Property or other asset at any time ceases to be an Eligible Pool Asset, such Property or asset shall automatically no longer constitute a Pool Asset, and Borrower shall immediately (a) notify the Administrative Agent, and (b) deliver to the Administrative Agent a Pool Certificate setting forth the calculations establishing that Borrower will be in compliance with Section 2.13 with giving effect to the termination of such Property or other asset as a Pool Asset, which calculations shall be in such detail, and otherwise in such form and substance, as Administrative Agent reasonably requires.

ARTICLE V           YIELD PROTECTION, ETC.

Section 5.1             Additional Costs; Capital Adequacy.

(a)            Additional Costs.  After written demand therefor, which demand shall include a reasonable description of the calculation and basis of such Additional Costs (as hereinafter defined), the Borrower shall, within thirty (30) calendar days, pay to the Administrative Agent for the account of a Lender (or a Participant) from time to time such amounts as such Lender (or such Participant) may reasonably determine to be necessary to compensate such Lender (or such Participant) for any costs incurred by such Lender (or such Participant) that it reasonably determines are attributable to (x) its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, or (y) any reduction in any amount receivable by such Lender (or such Participant) under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender (or such Participant) under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes imposed on or measured by the overall net income of such Lender (or such Participant) or of its Lending Office for any of such Loans by the jurisdiction in which such Lender (or such Participant) has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation) (or such Participant), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder).  Each Lender and each Participant shall endeavor to give the Borrower prompt notice of any event giving rise to such Additional Costs; provided, however, the timing of such notice shall not limit or condition any Lender’s or Participant’s rights under this Section 5.1.  Further, each Lender and Participant shall use reasonable efforts (which reasonableness shall be determined by Administrative Agent) to avoid or mitigate the amount of any Additional Costs to be indemnified by Borrower.

(b)            Capital Adequacy.  If any Lender or any Participant in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, which demand shall include a reasonable description of the calculation and basis of such increase in capital, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(c)            Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d)            Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Administrative Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Administrative Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Administrative Agent or such Lender, the Borrower shall pay immediately to the Administrative Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Administrative Agent or a Lender, such additional amounts as shall be sufficient to compensate the Administrative Agent or such Lender for such increased costs or reductions in amount.

(e)            Notification and Determination of Additional Costs.  Each of the Administrative Agent and each Lender, as the case may be, shall promptly notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Administrative Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent, as well) a certificate setting forth the basis and amount of each request by the Administrative Agent or such Lender for compensation under this Section.  Determinations by the Administrative Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.2             Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)            the Administrative Agent reasonably determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or

(b)            the Administrative Agent reasonably determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period; or

(c)            any Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan reasonably determines (which determination shall be conclusive, absent manifest error) that LIBOR will not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Margin Loan, then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Daily Rate Loan (provided, however, if the Daily LIBOR Rate is prohibited or unavailable to Administrative Agent in Administrative Agent’s good faith determination, such Loan shall Convert to a Base Rate Loan) and (ii) in the case of clause (c) above, no Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan shall be under any obligation to make such Loan.

Section 5.3             Illegality.

Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5 shall be applicable).

Section 5.4             Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)            any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan or Bid Rate Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)            any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI to be satisfied) to borrow a LIBOR Loan or Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Daily Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation; (i) in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date and (ii) in the case of a Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender who made such Bid Rate Loan may reasonably incur by reason of such prepayment, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties.  Upon Borrower’s request (made through the Administrative Agent), any Lender seeking compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 5.5             Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Daily Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), 5.2 or 5.3, then such Lender’s LIBOR Loans shall be automatically Converted into Daily Rate Loans (or Base Rate Loans if the Daily LIBOR Rate is unavailable pursuant to Section 5.2) on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c) or 5.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1, 5.2 or 5.3 that gave rise to such Conversion no longer exist:

(a)            to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Daily Rate Loans (or Base Rate Loans, if applicable); and

(b)            all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Daily Rate Loans (or Base Rate Loans, if applicable), and all Daily Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Daily Rate Loans (or become Base Rate Loans, if applicable).

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 5.1 or 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Daily Rate Loans (or Base Rate Loans, if applicable) shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6             Change of Lending Office.

Each Lender agrees that it will use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.7             Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article V shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article V.

ARTICLE VI           CONDITIONS PRECEDENT

Section 6.1             Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)            The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)             counterparts of this Agreement executed by each of the parties hereto;

(ii)            (A) Revolving Notes executed by Borrower, payable to each Lender, (B) Bid Rate Notes executed by Borrower, each in the full amount of the potential Bid Rate Borrowing and one payable to each Lender, and (C) a Swingline Note executed by Borrower and payable to the Swingline Lender, each complying with the terms of Section 2.11;

(iii)           the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)           an opinion of counsel to the Borrower and such other Loan Parties as Administrative Agent shall request, addressed to the Administrative Agent and the Lenders substantially in the form set forth in Exhibit H;

(v)            the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of (A) the Borrower, certified as of a recent date by the Secretary of State of the State of organization of such Person, and (B), each of the other Loan Parties, certified as of a recent date (and with reference to documents filed and certified by the applicable state Secretary of State) by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Person;

(vi)           a certificate of good standing (or certificate of similar meaning) with respect to the Borrower and each of the other Loan Parties issued as of a recent date by the Secretary of State of the state of formation of each such Person and, within thirty (30) days following the Effective Date, certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person owns a Pool Asset;

(vii)          a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower and each of the other Loan Parties with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion, Notices of Continuation and requests for Letters of Credit;

(viii)         copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower of (x) the by-laws of Borrower and (y) all corporate or other necessary action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)            a Pool Certificate calculated for the Borrower’s fiscal quarter ending June 30, 2008;

(x)             a Compliance Certificate calculated for the Borrower’s fiscal quarter ending June 30, 2008;

(xi)            evidence satisfactory to the Administrative Agent that the Fees then due and payable under Section 3.6, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xii)           a fully executed and satisfactory Solvency Certificate for each Guarantor and provided by the Chief Financial Officer of Borrower in the form attached as Exhibit L hereto;

(xiii)          a certificate from Borrower (A) certifying that all Persons required by Section 8.14 to become Guarantors hereunder have executed a Guaranty and become parties to the Indemnity and Contribution Agreement, and (B) listing the Subsidiaries and Unconsolidated Affiliates which are not becoming Guarantors hereunder by operation of the proviso in Section 8.14(a), which listing shall include a certification to Administrative Agent and Lenders (along with a statement as to the reasons why) that such Persons are not required to become a Guarantors; and

(xiv)         such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

(b)           In the good faith judgment of the Administrative Agent:

(i)             There shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)            No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iii)           The Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or will make contemporaneously with the making of the first Loan or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party.

(c)            Borrowers shall have paid to Administrative Agent, for the benefit of Lenders, all interest and other fees due under the Prior Credit Agreement, prorated to the effective date of this Agreement and, subject to the provisions of Section 2.1(a) with respect to the repayment of outstanding Bid Rate Loans, any repayment of Loan principal required to remain in compliance with the reduced Total Commitment Amount effectuated by the Agreement.

(d)            Lenders, as applicable, shall have completed whatever balancing transfers amongst themselves as are necessary in order to result in each Lender having the outstanding balances referenced on Schedule 1.1(A) attached hereto.

Section 6.2             Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) Lenders to make any Loans, and (ii) the Administrative Agent to issue Letters of Credit or make any Swingline Loan, are each subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, provided, however, that no Notice of Borrowing will be required for any Loan proceeds attributable to the outstanding principal balance under the Prior Credit Agreement as of the date hereof; all such outstanding principal balance shall be deemed to be Loan proceeds disbursed under this Agreement pursuant to the provisions contained herein.  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article VI have been satisfied.

Section 6.3             Conditions as Covenants.

If the Lenders permit the making of any Loans, or the Administrative Agent issues a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 6.1 and 6.2, the Borrower shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Loans or the issuance of such Letter of Credit.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Administrative Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2.

ARTICLE VII           REPRESENTATIONS AND WARRANTIES

Section 7.1             Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Administrative Agent, to issue Letters of Credit and make Swingline Loans, and, in the case of the Lenders, to acquire participations in Letters of Credit and Swingline Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows, provided, however, that with respect to Non-Credit Subsidiaries only, the following representations and warranties are made only to the extent that a failure of any such representation or warranty by such Non-Credit Subsidiaries could reasonably be expected to have, in each instance or in the aggregate, a Material Adverse Effect:

(a)            Organization; Power; Qualification.  Each of the Loan Parties is a corporation, partnership or other legal entity, duly organized, validly existing and in good standing under the jurisdiction of its incorporation or organization, has the corporate or similar power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)            Ownership Structure. Part I of Schedule 7.1(b) is, as of the Effective Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Person, (ii) each Person holding any Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Person represented by such Equity Interests (provided that non-material errors in such schedule shall not constitute a Default hereunder so long as all parties which are required to become Guarantors hereunder have in fact become Guarantors hereunder, notwithstanding such errors).  Except as disclosed in such Schedule, as of the Effective Date (A) either the Borrower or one of the other Loan Parties owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Subsidiary.  Part II of Schedule 7.1(b) correctly sets forth, as of the Effective Date, all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Unconsolidated Affiliates, the type of legal entity which each such Unconsolidated Affiliate is, and all ownership interests in such Unconsolidated Affiliates held directly or indirectly by the Borrower.

(c)            Authorization of Agreement, Notes, Loan Documents and Borrowings.  Each Loan Party has the corporate or similar right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder (in the case of the Borrower) and to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby, as the case may be.  This Agreement, the Notes and each of the other Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

(d)            Compliance of Agreement, Etc. with Laws.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with or result in a breach of the articles of incorporation or the bylaws of the Borrower or the organizational documents of any other Loan Party, or conflict with or result in a breach of any term or condition that would constitute a default under any Material Contract; or (iii) result in or require the creation or imposition of any Lien (other than a Permitted Lien) upon or with respect to any Eligible Pool Asset now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Administrative Agent for the benefit of the Lenders.

(e)            Compliance with Law; Governmental Approvals.  The Borrower, each other Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)             List of Properties and Marketable Securities.  Schedule 7.1(f) is, as of the Effective Date, a complete and correct listing of all Properties and Marketable Securities of the Borrower, the other Loan Parties and the other Subsidiaries, setting forth, (i) for each such Property, the current leasing status of such Property and whether such Property is a Development Property or Redevelopment Property and, if such Property is a Development Property or Redevelopment Property, the status of completion of such Property, and (i) for each such Marketable Security, as applicable, the investment type; the name of applicable company/investment, the number and type of shares held, the exchange on which it is traded, and the last quoted value.  Each of the Borrower and the other Loan Parties and all other Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective Properties.

(g)            Existing Indebtedness.  Schedule 7.1(g) is, as of the Effective Date, a complete and correct listing of all Indebtedness of each of the Loan Parties and the other Subsidiaries which is secured by any Lien (other than Permitted Liens), together with a description of all of the property subject to such Lien, and all Guarantees of Indebtedness provided by each of the Loan Parties and the other Subsidiaries.  As of the Agreement Date, each of the Loan Parties has performed and is in compliance with all of the material terms of its respective Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.

(h)            Material Contracts; Eligible Ground Leases.  Schedule 7.1(h) is, as of the Effective Date, a true, correct and complete listing of all Material Contracts (other than those Material Contracts which are loan documents with respect to Secured Indebtedness).  Each of the Borrower, the other Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Material Contract.  As of the Agreement Date, Borrower has provided Administrative Agent with true, correct and complete copies of each Eligible Ground Lease.

(i)             Litigation.  Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, and there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower or any other Loan Party.

(j)             Taxes.  All material federal, state and other tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law, which, to the knowledge of Borrower, are to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, each other Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6.  As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit.

(k)            Financial Statements.  The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal years ending December 31, 2007, December 31, 2006 and December 31, 2005, as restated, as applicable, and the related consolidated statements of operations, comprehensive income (only to the extent regularly prepared by or on behalf of the Borrower), stockholders’ equity and cash flow for the fiscal years ending on such dates, with the opinion thereon of Ernst and Young LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ending June 30, 2008, and the related consolidated statements of operations, comprehensive income (only to the extent regularly prepared by or on behalf of the Borrower), stockholders’ equity and cash flow of the Borrower and its consolidated Subsidiaries for the three fiscal quarter period ended on such date.  Such balance sheets and statements (including in each case related schedules and notes) present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

(l)             No Material Adverse Change; Solvency.  Except as set forth in the financial statements referred to in subsection (k) above, since June 30, 2008, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower and its consolidated Subsidiaries taken as a whole.  Each of the Borrower and the other Loan Parties is Solvent.

(m)           ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)            Absence of Defaults.  None of the Borrower, the other Loan Parties or the other Subsidiaries has violated any material provision of its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Borrower, any other Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.

(o)            Environmental Laws.  In the ordinary course of business and from time to time each of the Loan Parties and the other Subsidiaries conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties, in the course of which such Loan Party or such other Subsidiary identifies and evaluates associated liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with off-site disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist).  Each of the Loan Parties and the other Subsidiaries is in compliance with all applicable Environmental Laws and has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the foregoing the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect.  Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, no Loan Party is aware of, nor has it received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Loan Party or any other Subsidiary, may unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which, if determined adversely to such Loan Party or such other Subsidiary, could be reasonably expected to have a Material Adverse Effect.

(p)            Investment Company; Public Utility Holding Company.  No Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)            Margin Stock.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r)             Affiliate Transactions.  Except as permitted by Section 10.8, none of the Borrower, any other Loan Party nor any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(s)            Intellectual Property.  Each of the Loan Parties owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.  All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances.  No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(t)             Business.  As of the Agreement Date, the Borrower and its Subsidiaries are engaged in the business of acquiring, renovating, developing and managing income producing Properties (consisting primarily of Retail Properties), together with related business activities and investments incidental thereto.

(u)            Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any other Subsidiaries ancillary to the transactions contemplated hereby.

(v)            Accuracy and Completeness of Information.  All written information, reports and other papers and data furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time of their respective dates or certification, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the exclusion of notes), the financial position of the Persons involved as at the date thereof and the results of operations for such periods.  No fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders prior to the Effective Date.  The documents furnished or written statements made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution, or pursuant to, of this Agreement or any of the other Loan Documents, taken as a whole, do not contain, as of the time of their respective dates or certification, any untrue statement of a fact material to the creditworthiness of the Borrower, any other Loan Party or any other Subsidiary or omitted when furnished or made to state a material fact necessary in order to make the statements contained therein not misleading.

(w)            Not Plan Assets; No Prohibited Transactions.  None of the assets of any Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any ERISA Plan.  The execution, delivery and performance of the Loan Documents by the Loan Parties, and the borrowing, other credit extensions and repayment of amounts thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(x)             Pool Assets.  Each of the Pool Assets (i) qualifies as an Eligible Pool Asset, (ii) is not subject to a Lien other than a Permitted Lien, and (iii) other than as specifically noted on Schedule 7.1(x) attached hereto, is owned by a Borrower or a Guarantor.

Section 7.2            Survival of Representations and Warranties, Etc.

All statements contained in any certificate required pursuant to this Agreement or any other Loan Document and delivered by or on behalf of the Borrower to the Administrative Agent or any Lender (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any such certificate or attached financial statement) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII           AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Borrower shall comply with the following covenants, provided, however, that with respect to Non-Credit Subsidiaries only, the following covenants are made only to the extent that a failure of any such covenant by such Non-Credit Subsidiaries could reasonably be expected to have, in each instance or in the aggregate, a Material Adverse Effect:

Section 8.1             Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2             Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party.

Section 8.3             Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) keep all of its material Properties in good working order and condition, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.4             Conduct of Business.

The Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(t) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.

Section 8.5             Insurance.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law.  Such insurance shall, in any event, include replacement cost fire and extended coverage, public liability, property damage, workers’ compensation and flood insurance (if required under Applicable Law).  The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6             Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of non-consensual Liens of less than $1,500,000 per Property or $5,000,000 in the aggregate, or any other tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7             Books and Records; Inspections.

The Borrower will, and will cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Borrower’s presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice.  The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.

Section 8.8             Use of Proceeds.

The Borrower shall use the proceeds of Loans for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, (a) the payment of dividends and fees and expenses in connection with the Loans, (b) the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (c) to finance acquisitions of Properties (through the purchase of assets or companies) not otherwise restricted by this Agreement; and (d) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries.  The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.  The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 8.9             Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary and their respective Properties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  If the Borrower, any other Loan Party or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person or with respect to such Person’s Property, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any such Person or with respect to such Person’s Property alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by the Borrower or any of the Subsidiaries.  The Borrower and the Subsidiaries shall promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 8.10          Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11          Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract.  The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts, provided that nothing in this Agreement shall prohibit any Loan Party or Subsidiary from prepaying any Indebtedness.

Section 8.12          REIT Status.

The Borrower shall maintain its status as a REIT.

Section 8.13          Exchange Listing.

The Borrower shall maintain at least one class of common stock of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14          Guarantors.

(a)            Generally.  Borrower shall cause any Subsidiary and Unconsolidated Affiliate (other than DIM Vastgoed, N.V.) that is not already a Guarantor and to which any of the following conditions apply (each a “New Guarantor”) to execute and deliver to Administrative Agent an Accession Agreement, together with the other items required to be delivered under the subsection (b) below:

(i)             such Person (other than the Borrower) owns a Pool Asset; or

(ii)            such Subsidiary or Unconsolidated Affiliate Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of Borrower, any Unconsolidated Affiliate or any Subsidiary.

provided, however, no Subsidiary or Unconsolidated Affiliate shall be required to become a Guarantor if such Subsidiary or Unconsolidated Affiliate cannot become a party to the Guaranty without violating (A) express provisions of Indebtedness incurred by such Subsidiary or such Unconsolidated Affiliate, or (B) in the case of any Subsidiary or Unconsolidated Affiliate obligated under any Secured Indebtedness, express provisions of the Subsidiary’s or Unconsolidated Affiliate’s organizational documents.  Any such Accession Agreement and the other items required under subsection (b) below must be delivered to the Administrative Agent no later than ten (10) Business Days following the date on which any of the above conditions first applies to a New Guarantor.  With respect to clauses (A) and (B) preceding, Borrower shall deliver to Administrative Agent promptly upon request copies of such indebtedness or organizational documentation or such other items as Administrative Agent may reasonably request to confirm the possibility of such violation.  For the avoidance of doubt, no Property owned by a Person obligated to become a New Guarantor shall be deemed an Eligible Pool Asset nor included among the Pool Assets unless and until such Person shall have executed and delivered to the Administrative Agent an Accession Agreement in accordance with the terms hereof.

(b)            Required Deliveries.  Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsection (a) shall be accompanied by all of the following items, each in form and substance satisfactory to the Administrative Agent:

(i)             the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of such New Guarantor certified as of a recent date (and with reference to documents filed and certified by the applicable state Secretary of State) by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor;

(ii)            a Certificate of Good Standing or certificate of similar meaning with respect to such New Guarantor issued as of a recent date by the Secretary of State of the state of organization of such New Guarantor and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such New Guarantor owns a Pool Asset, if any;

(iii)           a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor with respect to each of the officers of such New Guarantor authorized to execute and deliver the Loan Documents to which such New Guarantor is a party;

(iv)           copies certified by the Secretary or Assistant Secretary of such New Guarantor (or other individual performing similar functions) of all corporate, partnership, member or other necessary action taken by such New Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, upon Administrative Agent’s request, the by-laws of such New Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity;

(v)            an opinion of counsel to the Borrower and such New Guarantor, addressed to the Administrative Agent and Lenders, and regarding, among other things, the authority of such New Guarantor to execute, deliver and perform the Guaranty, and such other matters as the Administrative Agent or its counsel may request; and

(vi)           such other documents and instruments as the Administrative Agent may reasonably request.

(c)            Release of Guarantor.  Borrower may request in writing that Administrative Agent release, and upon receipt of such request Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor owns no Pool Asset, nor any direct or indirect equity interest in any Subsidiary that does own a Pool Asset; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under this Section 8.14; and (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release.

(d)            Required Reporting.  Concurrently with each delivery by Borrower of a Compliance Certificate as and when required by Section 9.3, Borrower shall include therewith a complete listing of all Subsidiaries which are Non-Guarantor Entities by operation of the proviso in Section 8.14(a), along with a notation for each such Subsidiary as to the applicable exception (set forth in the final paragraph of subsection (a) above) which permits such Subsidiary to remain a Non-Guarantor Entity.  For the avoidance of doubt, no Property owned by a Person obligated to become a New Guarantor shall be deemed an Eligible Pool Asset nor included among the Pool Assets unless and until such Person shall have executed and delivered to the Administrative Agent an Accession Agreement in accordance with the terms of this Agreement.

ARTICLE IX           INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall furnish to Administrative Agent on behalf of the Lenders (with multiple copies, one for each Lender) at its Lending Office:

Section 9.1            Quarterly Financial Statements.

If not publicly available free of charge from the Securities and Exchange Commission on the internet at http://www.sec.gov within forty-five (45) days after the close of each fiscal quarter of Borrower, or if an extension has been granted by the Securities and Exchange Commission for the filing by the Borrower of its quarterly report on Form 10-Q, then by the earlier of the date such Form 10-Q is actually filed and the last day of such extended time period, but in no event later than sixty (60) days after the end of such quarterly period for which such Form 10-Q is to be filed, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 9.2             Year-End Statements.

If not publicly available free of charge from the Securities and Exchange Commission on the internet at http://www.sec.gov within ninety (90) days after the end of each fiscal year of the Borrower, or if an extension has been granted by the Securities and Exchange Commission for the filing by the Borrower of its quarterly report on Form 10-K, then by the earlier of the date such Form 10-K is actually filed and the last day of such extended time period, but in no event later than one hundred twenty (120) days after the end of such fiscal year for which such Form 10-K is to be filed, the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) Ernst & Young LLP or any other independent certified public accountants of recognized national standing acceptable to the Requisite Lenders, whose certificate shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 9.3             Compliance Certificate.

On or prior to the time the financial statements are required to be provided pursuant to the immediately preceding Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer of the Borrower (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 9.4             Other Information.

(a)            As soon as available and in any event within fifty (50) days after the end of each fiscal quarter of the Borrower or as otherwise required pursuant to Article IV, a Pool Certificate setting forth the information to be contained therein, including without limitation, a calculation of Maximum Availability, as of the last day of such fiscal quarter and actual quarterly and year-to-date Net Operating Income and leasing/occupancy status reports and certifying that each Property in the Pool remains an Eligible Pool Asset, as of the last day of such fiscal quarter and that the aggregate outstanding principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, are less than or equal to the Maximum Availability at such time.

(b)            Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants including, without limitation, any management report unless such report is prepared for the Borrower’s internal use only;

(c)            Within ten (10) Business Days of request, unless such report is publicly available, free of charge from the Securities and Exchange Commission on the internet at http://www.sec.gov, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange, provided that Borrower shall provide Administrative Agent with written notice of any such filing (other than regularly filed 10-Ks or 10-Qs) within ten (10) Business Days following such filing;

(d)            Promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(e)            No later than seventy-five (75) days after the end of each fiscal year of the Borrower ending prior to the Termination Date, projected operating statements of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding two (2) fiscal years, all itemized in reasonable detail.  The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1 and at the end of each fiscal quarter of the next succeeding two (2) fiscal years;

(f)             No later than thirty (30) days following Administrative Agent’s request (which 30-day period shall expire in no event earlier than forty-five (45) days after the end of each fiscal year of the Borrower), a property budget for each Pool Asset for the coming fiscal year of the Borrower;

(g)            If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(h)            To the extent the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, would reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;

(i)             A copy of any amendment to the articles of incorporation, bylaws, partnership agreement or other similar organizational documents of the Borrower or any other Loan Party within five (5) Business Days of the effectiveness thereof;

(j)             Prompt notice (i) if any of Chaim Katzman, Jeff Olson, Thomas Caputo, Arthur Gallagher or Gregory Andrews ceases for any reason to be principally involved in the senior management of the Borrower and (ii) of any change in the business, assets, liabilities, financial condition or results of operations of the Borrower, any Subsidiary or any other Loan Party which has had or could have Material Adverse Effect;

(k)            Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(l)             Promptly upon entering into any Material Contract after the Agreement Date, unless a copy of such Material Contract is made available publicly through a filing with the Securities and Exchange Commission, notice of such Material Contract (along with a brief description of its terms) and, upon Administrative Agent’s request (provided dissemination is not prohibited by confidentiality provisions), a copy of such Material Contract to Administrative Agent;

(m)           Prompt notice of (i) any order, judgment or decree in excess of $1,500,000 having been entered against the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets, (ii) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower not listed on Schedule 7.1(i) hereto, or (iii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in the case of matters referenced in subsections (ii) and (iii), has, or is reasonably likely to have, a Material Adverse Effect, together with such other information as may be reasonably available to Borrower to enable Administrative Agent, the Lenders and their counsel to evaluate such matters;

(n)            Prompt notice of (i) any written notification of an alleged violation by the Borrower or any other Loan Party of any law or regulation, the violation of which could result in a Material Adverse Effect, or (ii) any inquiry shall have been received by the Borrower or any other Loan Party from any Governmental Authority which could result in a Material Adverse Effect;

(o)            Without limiting Borrower’s obligations to remain in compliance with the covenants of Article X below, promptly upon the request of the Administrative Agent, and in any event not less frequently than once per calendar quarter concurrently with Borrower’s delivery of a Compliance Certificate, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate with respect to which there has been a change in Borrower’s calculation of the Ownership Share with respect to such Subsidiary or Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(p)            From time to time and promptly upon each request, such data, certificates, reports, schedules of major tenants, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request; and

(q)            Promptly upon request, copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each of the Loan Parties (other than Borrower, for which the following information shall be provided prior to the Effective Date) of (x) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (y) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

ARTICLE X           NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall comply with the following covenants (which, to the extent tested with respect to a specific fiscal quarter, shall be tested as of the last Business Day of such fiscal quarter):

Section 10.1          Financial Covenants.

(a)            Minimum Tangible Net Worth.  The Borrower shall not permit its Tangible Net Worth determined on a consolidated basis at the end of any fiscal quarter to be less than (i) $736,788,750 plus (ii) ninety percent (90%) of the Net Proceeds of all Equity Issuances effected at any time after the Effective Date by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries.

(b)            Ratio of Total Liabilities to Gross Asset Value.  The Borrower shall not permit the ratio of (i) Total Liabilities of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value of the Borrower and its Subsidiaries determined on a consolidated basis, to exceed 0.60 to 1.00 at any time.

(c)            Ratio of Secured Indebtedness to Gross Asset Value. The Borrower shall not permit the ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value to exceed 0.40 to 1.00 at any time.

(d)            Ratio of EBITDA to Interest Expense.  The Borrower shall not permit the ratio of (i) EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ended to (ii) Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.90 to 1.00 for such period.

(e)            Ratio of EBITDA to Fixed Charges.  The Borrower shall not permit the ratio of (i) EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ended to (ii) Fixed Charges of the Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.65 to 1.00 for such period.

(f)             Ratio of Unencumbered Net Operating Income to Unsecured Interest Expense. The Borrower shall not permit the ratio of (i) Unencumbered Net Operating Income of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ending to (ii) Unsecured Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.85 to 1.00.

(g)            Permitted Investments.  The Borrower shall not, and shall not permit any Subsidiary to, make an Investment in or otherwise own, the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of the Borrower’s Gross Asset Value:

(i)             unimproved and undeveloped raw land (which shall not include any such land acquired less than eighteen (18) months previously and which is to become a Development Property within eighteen (18) months of its acquisition), such that the aggregate book value of all such land exceeds ten percent (10%) of the Borrower’s Gross Asset Value;

(ii)            (A) common stock, Preferred Stock, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other Equity Interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates) and/or (B) Marketable Securities of Borrower, such that the aggregate book value of such interests exceeds ten percent (10%) of the Borrower’s Gross Asset Value;

(iii)           Equity Interests in Unconsolidated Affiliates, such that the aggregate value of such Equity Interests in Unconsolidated Affiliates, exceeds fifteen percent (15%) of the Borrower’s Gross Asset Value.  For purposes of this clause (iii), the “value” of any such Equity Interests in an Unconsolidated Affiliate shall equal (1) with respect to any of such Unconsolidated Affiliate’s CIP, the Borrower’s Ownership Share of such CIP as of the date of determination and (2) with respect to any of such Unconsolidated Affiliate’s Properties which have been completed, the Borrower’s Ownership Share of the Operating Property Value for each Property of such Unconsolidated Affiliate;

(iv)           Mortgages in favor of the Borrower or any Subsidiary of the Borrower, such that the aggregate book value of Indebtedness secured by such Mortgages exceeds five percent (5%) of the Borrower’s Gross Asset Value; and

(v)            the aggregate amount of the Total Budgeted Costs for Development Properties plus Major Redevelopment Properties in which the Borrower either has a direct or indirect ownership interest shall not exceed fifteen percent (15%) of the Borrower’s Gross Asset Value.  If a Development Property or Redevelopment Property is owned by an Unconsolidated Affiliate of Borrower or any Subsidiary, then the greater of (1) the product of (A) the Borrower’s or such Subsidiary’s Ownership Share in such Unconsolidated Affiliate and (B) the amount of the Total Budgeted Costs for such Development Property or Redevelopment Property or (2) the recourse obligations of the Borrower or such Subsidiary (including, without limitation, as a general partner of such Unconsolidated Affiliate) relating to the Indebtedness of such Unconsolidated Affiliate, shall be used in calculating such investment limitation.

provided, further, that, in addition to the foregoing limitations, the aggregate value of the Investments and other items subject to the limitations in the preceding clauses (i) through (v) shall not exceed twenty-five percent (25%) of the Borrower’s Gross Asset Value.

(h)            Total Assets of Non-Wholly Owned Subsidiaries.  Borrower shall not permit aggregate Gross Asset Value, determined with respect to all Subsidiaries that are not Wholly Owned Subsidiaries to exceed twenty percent (20%) of the Gross Asset Value.

(i)             Dividends and Other Restricted Payments.  If a monetary or other material Default or Event of Default (including, without limitation, the occurrence of any of the events specified in subsection (a), (e), (f) or (l)(i) of Section 11.1 or any violation of the covenants set forth in Article X) shall exist, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated, the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Subsidiary; provided, however, but subject to the following sentence, the Borrower may declare or make cash distributions to its shareholders in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 8.12.  In express limitation of the foregoing proviso, if an Event of Default specified in subsection (a), (e) or (f) of Section 11.1 shall have occurred and be continuing (as opposed to another material Default or Event of Default under the Agreement), or if as a result of the occurrence of any Event of Default the Obligations have been accelerated, the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Subsidiary.

(j)             Asset Value of Non-Guarantor Entities.  At no time shall the aggregate Asset Value of the Non-Guarantor Entities obligated in respect of any Recourse Indebtedness exceed ten percent (10%) of the Gross Asset Value.

Section 10.2          Negative Pledge.

The Borrower shall not, and shall not permit any other Loan Party to, create, assume or suffer to exist any Lien on any Pool Asset or on any direct or indirect ownership interest in any Pool Asset, except for Permitted Liens.

Section 10.3          Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party to:  (i) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other Equity Interests owned by a Loan Party; (ii) pay any Indebtedness owed to a Loan Party; (iii) make loans or advances to a Loan Party; or (iv) transfer any of its property or assets to a Loan Party.

Section 10.4          Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:

(i)             any Subsidiary may merge with a Loan Party so long as the survivor is a Loan Party;

(ii)            any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;

(iii)           any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(iv)           any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) assets of, or make an Investment in, any other Person so long as the amount of such acquisition or Investment does not equal or exceed a Substantial Amount and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, assets (including capital stock or other securities of Subsidiaries) which do not equal or exceed a Substantial Amount to any other Person and, in the event that the assets referenced in either subsection (A) or (B) above do in fact equal or exceed a Substantial Amount, the applicable Loan Party or other Subsidiary may proceed with such acquisition or transfer, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; (3) in the case of a consolidation or merger involving the Borrower or any other Loan Party, such Person shall be the survivor thereof and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent and the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and

(v)            the Borrower and the other Loan Parties may lease and sublease its respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Further, no Loan Party, nor any other Subsidiary, shall enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 10.5          Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.6          Fiscal Year.

The Borrower shall not change its fiscal year from that in effect as of the Agreement Date.

Section 10.7          Modifications of Organizational Documents and Material Contracts.

The Borrower shall not, and shall not permit any other Loan Party to, amend, supplement, restate or otherwise modify its articles of incorporation, by-laws or other organizational documents without the prior written consent of the Requisite Lenders unless such amendment, supplement, restatement or other modification (a) is in the case of the Borrower, to increase the amount of Equity Interests authorized to be issued by the Borrower, or to authorize the issuance of a class of Preferred Stock by the Borrower, (b) is required under or as a result of the Internal Revenue Code or other Applicable Law, (c) is required to maintain the Borrower’s status as a REIT or (d) could not reasonably be expected to have a Material Adverse Effect (and in all events, Borrower, in accordance with Section 9.4(i), shall provide Administrative Agent with fully executed and filed, if applicable, copies of any of the foregoing).  The Borrower shall not permit Subsidiary that is not a Loan Party to amend, supplement, restate or otherwise modify its articles of incorporation, by-laws or other organizational documents if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.  The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment, termination or modification to any Material Contract that could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of the Borrower or any Subsidiary in any Material Contract.

Section 10.8          Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or with any director, officer or employee of any Loan Party, except (i) transactions in the course of and pursuant to the reasonable requirements of the business of the Borrower and upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and (ii) those transactions listed on Schedule 10.8 attached hereto.  In limitation of the foregoing, neither Borrower nor any other Loan Parties or Subsidiaries shall (a) make loans or advances to any director, officer or employee of any Loan Party or (b) guaranty loans or advances to any director, officer or employee of any Loan Party, in either case or cumulatively in excess of $10,000,000 in the aggregate.  The Borrower and each Subsidiary may, however, guaranty Indebtedness of other Loan Parties.

ARTICLE XI           DEFAULT

Section 11.1          Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)            Default in Payment.  The Borrower or any other Loan Party shall fail to pay (i) any amount due on the Termination Date, (ii) any principal when due (whether upon demand, at maturity, by reason of acceleration or otherwise), or (iii) any other amount due (whether upon demand, at maturity, by reason of acceleration or otherwise) under this Agreement or any other Loan Document within three (3) Business Days of the same being due.

(b)            Default in Performance.

(i)             The Borrower shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Sections 9.1, 9.2, 9.3 or Article X.; or

(ii)            The Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of thirty (30) calendar days after the earlier of (x) the date upon which any Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent;

(c)            Misrepresentations.  Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement, in any other Loan Document, or in any required certificate delivered by or on behalf of the Borrower or any other Loan Party, or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)            Indebtedness Cross-Default.

(i)             The Borrower, any other Loan Party, or any other Subsidiary shall fail to pay when due and payable the principal of, or interest on, (x) any Recourse Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $5,000,000 or more, or (y) any Nonrecourse Indebtedness having an aggregate outstanding principal amount of $35,000,000 or more, and in any such case such failure shall continue beyond any applicable notice and cure periods; or

(ii)            The maturity of any (x) any Recourse Indebtedness (other than the Loans) of the Borrower, any other Loan Party or any other Subsidiary having an aggregate outstanding principal amount of $5,000,000 or more, or (y) any Nonrecourse Indebtedness of the Borrower, any other Loan Party or any other Subsidiary having an aggregate outstanding principal amount of $35,000,000 or more shall have (1) been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness or (2) been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)           Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or both, would permit any holder or holders of (x) any Recourse Indebtedness (other than the Loans) of the Borrower, any other Loan Party or any other Subsidiary having an aggregate outstanding principal amount of $5,000,000 or more, or (y) any Nonrecourse Indebtedness of the Borrower, any other Loan Party or any other Subsidiary having an aggregate outstanding principal amount of $35,000,000 or more, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of such Indebtedness or require any such Indebtedness to be prepaid or repurchased prior to its stated maturity.  Notwithstanding the foregoing, the provisions of this subclause (iii) shall not apply to the Indebtedness listed on Schedule 11.1(d) solely as a result of known non-monetary defaults previously disclosed in Borrower’s publicly filed 2007 financial statements, unless and until the applicable holder(s) (or any trustee or agent acting on behalf of such holder(s)) of such Indebtedness accelerate the maturity of such Indebtedness or require any such Indebtedness to be prepaid or repurchased prior to its stated maturity as a result of such known defaults.

(e)            Voluntary Bankruptcy Proceeding.  The Borrower or any other Loan Party or any Person who has granted to the Administrative Agent a Lien under any Security Document shall:  (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) be unable to or admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)             Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any other Loan Party or any Person who has granted to the Administrative Agent a Lien under any Security Document in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)            Revocation of Loan Documents.  The Borrower or any other Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

(h)            Judgment.  A judgment or order for the payment of money shall be entered against the Borrower or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $1,500,000 or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)             Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower or any other Loan Party, which exceeds, individually or together with all other such warrants, writs, executions and processes, $1,500,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(j)             ERISA.  Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $1,000,000.

(k)            Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents;

(l)             Change of Control/Change in Management.

(i)             (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Chaim Katzman and/or his Affiliates, successors, estate beneficiaries or assigns, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time ), directly or indirectly, of greater than forty percent (40%) of the total voting power of the then outstanding voting stock of the Borrower or (B) during any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or mental or physical disability) to constitute a majority of the Board of Directors of the Borrower then in office; or

(ii)            If more than two of Chaim Katzman, Jeff Olson, Thomas Caputo, Arthur Gallagher and Gregory Andrews cease for any reason to be principally involved in the senior management of the Borrower, and (in the case of vacancies caused by resignation, death or incapacity) Borrower shall have failed to replace the resulting vacancies in senior management with individuals reasonably acceptable to the Requisite Lenders within a period of one-hundred eighty (180) days.  For purposes of this Agreement, Chaim Katzman’s position as Chairman of the Borrower’s Board of Directors is considered senior management.

(m)           Damage; Strike; Casualty.  Any material damage to, or loss or destruction of, any Pool Asset, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower or its Subsidiaries taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 11.2          Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)            Acceleration; Termination of Facilities.

(i)             Automatic.  Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (iii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) the Commitments and the obligation of the Lenders to make Loans hereunder, and the obligation of the Administrative Agent to issue Letters of Credit hereunder, shall immediately and automatically terminate.

(ii)            Optional.  If any other Event of Default shall exist, the Administrative Agent shall, at the direction of the Requisite Lenders:  (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Administrative Agent to issue Letters of Credit hereunder.

(iii)           Rescission of Acceleration by Requisite Lenders.  If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences.  The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied

(b)            Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)            Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 11.3          Marshaling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent and/or any Lender, or the Administrative Agent and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.4          Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)            amounts due to the Administrative Agent and the Lenders in respect of Fees and expenses due under Section 13.2;

(b)            payments of interest on Loans, to be applied for the ratable benefit of the Lenders;

(c)            payments of principal of Loans, to be applied for the ratable benefit of the Lenders;

(d)            amounts due to the Administrative Agent and the Lenders pursuant to Sections 12.7 and 13.10;

(e)            payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(f)             any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.5          Letter of Credit Collateral Account.

(a)            As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges and grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account established pursuant to the requirements of Section 2.12, and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Administrative Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.12.

(b)            Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such cash equivalents as the Administrative Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent, provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account for the account of Borrower.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)            If an Event of Default exists, the Administrative Agent shall, if instructed by the Requisite Lenders in their discretion at any time and from time to time, elect to liquidate any such investments and reinvestments referenced in subsection (b) above and credit the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to the payment of any of the Letter of Credit Liabilities due and payable.

(d)            So long as no Default or Event of Default exists, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time.  When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(e)            The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.6          Performance by Administrative Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly reimburse the Administrative Agent the duly documented, out-of-pocket costs of third parties engaged by the Administrative Agent in such performance or attempted performance to the Administrative Agent.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.7          Rights Cumulative.

The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII           THE AGENT

Section 12.1          Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as otherwise specifically provided in this Agreement, at the request of a Lender, the Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, one original of each Note made payable to the order of such Lender and copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX; provided such delivered documents shall not be deemed to include any documents obtained by the Administrative Agent from the internet pursuant to Sections 9.1, 9.2 or 9.4.(b).  The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2          Administrative Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein.  Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it with reasonable care and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care in the absence of gross negligence or willful misconduct.

Section 12.3          Notice of Defaults.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default or event of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent with a copy to Borrower such a “notice of default or event of default.”  Further, if the Administrative Agent receives such a “notice of default”, the Administrative Agent shall give prompt notice thereof to the Lenders with a copy to Borrower.

Section 12.4          Wells Fargo as Lender.

Wells Fargo, as a “Lender”, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.  Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.5          Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within ten (10) Business Days of receipt of such communication (or such lesser period as may be required under the Loan Documents for the Administrative Agent to respond).  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6          Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person  to such Lender and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

Section 12.7          Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct or if the Administrative Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the advice of counsel of which the Lenders have received notice.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Administrative Agent’s own choosing) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.  Such out-of-pocket expenses (including reasonable counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

Section 12.8          Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  In the event (a) of Administrative Agent’s gross negligence or willful misconduct or (b) Administrative Agent, at any time, ceases to maintain a Pro Rata Share equal to or greater than the Pro Rata Share of each other Lender, the Administrative Agent may be removed as Administrative Agent under the Loan Documents at any time by Requisite Lenders (other than the Administrative Agent as a “Lender”) upon thirty (30) day’s prior notice.  Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Administrative Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Administrative Agent) shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Administrative Agent, then the resigning or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

Section 12.9          Titled Agents.

Each of the Syndication Agents, Documentation Agents and Managing Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XIII           MISCELLANEOUS

Section 13.1          Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, sent by overnight delivery, telecopied or delivered as follows:

If to the Borrower:

Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
Attention: Gregory Andrews, CFO
Facsimile :(305) 947-1734
Telephone Number:(305) 947-1664

With a copy to:

Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
Attention: Arthur L. Gallagher, Esq.
Facsimile :(305) 468-6225
Telephone Number:(305) 947-1664

If to the Administrative Agent or a Lender:

To the address or telecopy number, as applicable, of the Administrative Agent or such Lender, as the case may be, set forth on its signature page hereto or, in the case of a Lender, in the applicable Assignment and Acceptance Agreement, or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section.  All such notices and other communications shall be effective (i) if mailed or sent by overnight delivery, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  The failure of any Person designated to receive only a copy of any notice shall not render ineffective notice otherwise properly given to the Person to receive such notice.

Section 13.2          Expenses.

The Borrower agrees (a) to reimburse the Administrative Agent the duly documented out-of-pocket costs of third parties engaged by Administrative Agent in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and duly documented disbursements of counsel to the Administrative Agent and all reasonable and duly documented costs and expenses of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Pool and the Administrative Agent’s other activities under Article IV, (b) to pay or reimburse the Administrative Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and duly documented disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the reasonable fees and duly documented disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 13.3          Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents or the perfection of any rights or Liens thereunder.

Section 13.4          Electronic Document Deliveries.

Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites  to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article II and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications.   The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of  9:00 a.m. on the opening of business on the next business day for the recipient.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.3 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Except for the certificates required by Section 9.3, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

Section 13.5          Litigation; Jurisdiction; Other Matters; Waivers.

(a)            EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

(b)            EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT THE OPTION OF THE ADMINISTRATIVE AGENT, ANY STATE COURT LOCATED IN NEW YORK COUNTY, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.  THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.  TO THE EXTENT PERMITTED BY LAW, SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(c)            EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

(d)            THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(e)            THE BORROWER AGREES THAT ALL OF ITS PAYMENT OBLIGATIONS HEREUNDER SHALL BE ABSOLUTE AND UNCONDITIONAL, AND, FOR THE PURPOSES OF AND WITH RESPECT TO MAKING PAYMENTS HEREUNDER, THE BORROWER HEREBY WAIVES ANY RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM.

(f)             THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6          Successors and Assigns.

(a)            Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b)            Participations.  Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant” ) participating interests in its Commitment or the Obligations owing to such Lender, provided, however, any such participating interest must be for a constant and not a varying percentage interest.  Except as otherwise provided in Section 3.3, no Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loans or portions thereof  owing to such Lender, or (iii) reduce the rate at which interest is payable thereon.  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)            Assignments.  Any Lender may with the prior written consent of the Administrative Agent and the Borrower (which consent in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Event of Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of such Lender or another Lender; (ii) no such consent by the Administrative Agent shall be required in the case of an assignment to an affiliate of such Lender, (iii) without limiting each Lender’s right to assign all of its Commitment, any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $7,500,000, and (iv) each such assignment shall be effected by means of an Assignment and Acceptance Agreement.  From and after the Assignment Effective Date (as such term is defined in the Assignment and Acceptance Agreement), such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangement so the new Notes are issued to the Assignee and such transferor Lender, as appropriate.  In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective affiliates or Subsidiaries.

(d)            Designated Lenders.  Any Lender (each, a “Designating Lender”) may at any time designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection (d) and the provisions in the immediately preceding subsections (b) and (c) shall not apply to such designation.  No Lender may designate more than one Designated Lender at any point in time.  The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Lender a Designated Lender Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.4 after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 12.7 and any sums otherwise payable to the Borrower by the Designated Lender.  Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf.  The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same.  No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender.  The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Termination Date.  In connection with any such designation the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $4,500.

(e)            Federal Reserve Bank Assignments.  In addition to the assignments and participations permitted under the foregoing provisions of this Section 13.6, and without the need to comply with any of the formal or procedural requirements of this Section 13.6, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.  To facilitate any such pledge or assignment, Administrative Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No 10, as amended from time to time.  No such pledge or assignment shall release the assigning Lender from its obligations hereunder.

(f)             Information to Assignee, Etc.  A Lender may furnish any information concerning the Borrower, any Subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants); provided that the information concerning Borrower, any other Loan Party or Subsidiary shall be subject to Section 13.9.

Section 13.7          Amendments.

(a)            Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  In limitation of the foregoing, (A) any modification or amendment of the financial covenant set forth in Section 10.1(b), or waiver or any Default or Event of Default with respect to such Section 10.1(b), or (B) modification or amendment of the definitions of the terms “Gross Asset Value”, “Indebtedness” or “Total Liabilities” (or the definitions used in such definition or the percentages or rates used in the calculation thereof), shall require the consent of Requisite Lenders (which Requisite Lenders must include Wells Fargo, so long as Wells Fargo remains a party hereto):

(b)            Unanimous Consent.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i)             increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6) or subject the Lenders to any additional obligations, except for any increases contemplated under Section 2.14;

(ii)            reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii)           reduce the amount of any Fees payable to the Lenders hereunder, other than Fees payable to Administrative Agent pursuant to the Fee Letter;

(iv)           postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees (other than Fees to Administrative Agent pursuant to the Fee Letter) or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Termination Date;

(v)            change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 13.6 or an increase of Commitments effected pursuant to Section 2.14);

(vi)           amend this Section 13.7 or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section 13.7;

(vii)          modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)         release any Guarantor from its obligations under the Guaranty except as contemplated under Section 8.14;

(ix)            modify the definitions of the terms “Maximum Availability” or “Pool Value” (or the definitions used in such definition or the percentages or rates used in the calculation thereof), or modifying the provisions of Sections 2.1(a)(i), 2.8(b)(ii) or 2.13 which utilize such terms;

(x)             waive a Default or Event of Default under Section 11.1(a) or Section 11.1(l)(i); or

(xi)            amend, or waive the Borrower’s compliance with, Section 2.8(b)(ii).

(c)            Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.3 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 13.8          Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.9          Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure:  (a) to any of their respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section 13.9); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or self-regulatory body or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, but solely in connection with the exercise by the Administrative Agent or the Lenders of their rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 13.9 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

Section 13.10        Indemnification.

(a)            The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, any affiliate of the Administrative Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable and duly documented fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to:  (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any collateral or the exercise of any other rights of a secured party; (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified party in connection with matters described in this clause (a) that constitute gross negligence or willful misconduct.

(b)            The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)            This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)            All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be reimbursed by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)            An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f)             If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

Section 13.11        Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate.  The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.12, 5.1, 5.4, 12.7, 13.2 and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.12        Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.13        Governing Law.

THIS AGREEMENT WAS EXECUTED AND DELIVERED IN NEW YORK CITY, AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14        Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.15        Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 13.16        Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17        Limitation of Liability.

Neither the Administrative Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.18        USA Patriot Act Notice.  Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Administrative Agent, on behalf of itself and Lenders, may from time-to-time request, and Borrower shall provide to Administrative Agent, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Section 13.19        Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 13.20        Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day, month and year first above written.

BORROWER:

EQUITY ONE, INC.,
a Maryland corporation

By:	/s/ Jeffrey S. Olson
Jeffrey S. Olson
Chief Executive Officer

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
October 17, 2008 with Equity One, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:	/s/ Edward S. Poole, III
Name: Edward S. Poole, III
Title: Vice President

Commitment Amount:

$50,000,000

Lending Office (all Types of Loans):

Wells Fargo Bank, N.A.
Real Estate Group
Suite 1450
401 East Jackson Street
Tampa, Florida 33602

	Attention:	Edwin S. Poole, III
Senior Relationship Manager

Tel: (813) 202-7205
Fax: (813) 202-7201

With a copy to:

Wells Fargo Bank, N.A.
Real Estate Group
420 Montgomery Street, 6th Floor
San Francisco, CA 94163
Attention: Chief Credit Officer
Fax: (415) 781-8324

SUN TRUST BANK,
as Syndication Agent and as a Lender

By:	/s/ Nancy B. Richards
Name: Nancy B. Richards
Title: Senior Vice President

Commitment Amount:

$40,000,000

Lending Office (all Types of Loans):

SunTrust Bank
8330 Boone Blvd.
8th Floor
Vienna, Virginia 22182

	Attention:	Nancy B. Richards
Senior Vice President

Tel: (703) 442-1557
Fax: (703) 442-1570

PNC BANK, NATIONAL ASSOCIATION
as Co-Documentation Agent and as a Lender

By	/s/ Wayne Robertson
Name: Wayne Robertson
Title: Senior Vice President

Commitment Amount:

$35,000,000

Lending Office (all Types of Loans):

PNC Bank, National Association
5200 Town Center Circle
Suite 302
Boca Raton, Florida 33486

	Attention:	Ken Carl
Vice President

Tel: (561) 367-1700, Ext: 233
Fax: (561) 367- 1705

BANK OF AMERICA, N.A.,
as Co-Documentation Agent and as a Lender

By	/s/ Christina L. Kurry
Name: Christina L. Kurry
Title: Senior Vice President

Commitment Amount:

$30,000,000

Lending Office (all Types of Loans):

Bank of America, N.A., a national banking association
100 SE 2nd Street
FL7-950-14-04
Miami, Florida 33131

	Attention:	Christina L. Kurry
Senior Vice President

Tel: (305) 533-2015
Fax: (305) 523-4588

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Charles Hoagland
Name: Charles Hoagland
Title: Vice President

Commitment Amount:

$20,000,000

Lending Office (all Types of Loans):

JP Morgan Chase Bank, N.A.
383 Madison Avenue
Floor 4
New York, New York 10179

	Attention:	Charles Hoagland

Tel: (212) 622-8170
Fax: (646) 328-3041

RAYMOND JAMES BANK, FSB,
as a Lender

By:	/s/ Jennifer Ehrhart
Name: Jennifer Ehrhart
Title: Vice President

Commitment Amount:

$25,000,000

Lending Office (all Types of Loans):

Raymond James Bank, FSB
P.O. Box 11628
St. Petersburg, FL 33733-1628

	Attention:	Jennifer Ehrhart
Vice President

Tel: (727) 567-4523
Fax: (727) 567-8830

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ C. William Buchholz
Name: C. William Buchholz
Title: Senior Vice President

Commitment Amount:

$17,000,000

Lending Office (all Types of Loans):

Branch Banking and Trust Company
200 W. Forsyth Street
Suite 200
Jacksonville, Florida 32202

	Attention:	Charles W. Buchholz
Senior Vice President

Tel: (904) 361-5278
Fax: (904) 361-5276

ISRAEL DISCOUNT BANK OF NEW YORK,
as a Lender

By:	/s/ Dilian G. Schulz
Name: Dilian G. Schulz
Title: Senior Vice President

Commitment Amount:

$10,000,000

Lending Office (all Types of Loans):

Israel Discount Bank of New York
18851 NE 29th Avenue
Suite 600
Aventura, Florida 33180

	Attention:	Dilian Schulz
Senior Vice President

Tel: (305) 682-3745